Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

HYPERION THERAPEUTICS, INC.,

HYPERION THERAPEUTICS ISRAEL HOLDING CORP. LTD.

ANDROMEDA BIOTECH LTD.,

AND

CLAL BIOTECHNOLOGY INDUSTRIES LTD.

April 23, 2014

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.5	Solvency	41
3.6	Tax Withholding Information	41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		41

4.1	Organization and Standing	41
4.2	Authority; Noncontravention	42
4.3	Capitalization	42
4.4	Litigation	43
4.5	No Israeli Presence	43
4.6	SEC Filings and Financial Statements	43
4.7	Solvency	43
4.8	Issuance of Shares	43
4.9	Financing	43

ARTICLE 5 CONDUCT PRIOR TO THE CLOSING		44

5.1	Conduct of Business of the Company	44
5.2	Restrictions on Conduct of Business of the Company	44

ARTICLE 6 ADDITIONAL AGREEMENTS		47

6.1	No Solicitation	47
6.2	Confidentiality; Public Disclosure	49
6.3	Regulatory Approvals	49
6.4	Reasonable Efforts	50
6.5	Third Party Consents; Notices	51
6.6	Litigation	51
6.7	Access to Information	51
6.8	Spreadsheet	52
6.9	Expenses	52
6.10	Certain Closing Certificates and Documents	52
6.11	Corporate Matters	52
6.12	Tax Matters	53
6.13	Termination and Release	53
6.14	Investment Representation Letter and Lock-up Agreement	53
6.15	Additional Company Shareholders	53
6.16	Repurchase	53
6.17	CBI Loan Amendment	53
6.18	Financial Reporting	53
6.19	Additional CBI Loans	54
6.20	Rule 144	54
6.21	Employees	54
6.22	CBI Cooperation	54
6.23	Compliance with Obligations	54
6.24	Pay-off Letter or Assignment of Guarantee	54

ARTICLE 7 CONDITIONS TO THE SHARE PURCHASE		55

7.1	Conditions to Obligations of Each Party to Effect the Share Purchase	55
7.2	Additional Conditions to Obligations of the Company and the Company Shareholder	55
7.3	Additional Conditions to the Obligations of Purchaser	56

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		57

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8.1	Termination	57
8.2	Effect of Termination	58
8.3	Amendment	58
8.4	Extension; Waiver	58

ARTICLE 9 INDEMNIFICATION		58

9.1	Unilateral Right of Set-Off	58
9.2	Indemnification	58
9.3	Indemnifiable Damage Threshold; Other Limitations	59
9.4	Period for Claims	60
9.5	Claims	61
9.6	Resolution of Objections to Claims	61
9.7	Third-Party Claims	62
9.8	Indemnification by Purchaser	62
9.9	Treatment of Indemnification Payments	63
9.10	Tail D&O Insurance	63

ARTICLE 10 GENERAL PROVISIONS		63

10.1	Survival of Representations and Warranties and Covenants	63
10.2	Release and Waiver	64
10.3	Notices	65
10.4	Interpretation	66
10.5	Counterparts	67
10.6	Entire Agreement; Nonassignability; Parties in Interest	67
10.7	Assignment	67
10.8	Severability	67
10.9	Remedies Cumulative	67
10.10	Governing Law; Submission to Jurisdiction	68
10.11	Rules of Construction	68
10.12	Parent’s and Purchaser’s Due Diligence Investigation	68
10.13	WAIVER OF JURY TRIAL	68
10.14	Waiver of Conflicts Regarding Representation	68

EXHIBITS

Exhibit A     -     Definitions

Exhibit B     -     Form of Waiver and Termination Agreement

Exhibit C     -     Form of Instruction Letter

Exhibit D     -     Form of Company Legal Opinion

Exhibit E     -     Form of Investment Representation Letter and Lock-up Agreement

Exhibit F     -     Form of Amendment to Loan Agreements

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2014 (the “Agreement Date”), by and among Hyperion Therapeutics, Inc., a Delaware corporation (“Parent”), Hyperion Therapeutics Israel Holding Corp. Ltd. an Israeli company and a wholly-owned subsidiary of Parent (“Purchaser”), Clal Biotechnology Industries Ltd. (the “Company Shareholder”), and Andromeda Biotech Ltd., an Israeli company (the “Company”).

RECITALS

A. The Company Shareholder will represent the holders and the legal and beneficial owners of all of the Company Ordinary Shares as of the Closing Date (as defined below).

B. Purchaser desires, subject to the terms and conditions set forth in this Agreement, to purchase from the Company Shareholder and the Company Shareholder desires to sell to Purchaser all Company Ordinary Shares owned by the Company Shareholder free from any Encumbrances and subject to the terms and conditions set forth in this Agreement (the “Share Purchase”).

C. The Company, Company Shareholder, Parent and Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.

D. The Board of Directors of the Company (the “Board of Directors”) has unanimously approved this Agreement and the transfer of the Company Ordinary Shares contemplated hereby in accordance with all applicable Legal Requirements.

E. Prior to the Closing (as defined below) and as a condition and material inducement to the willingness of Purchaser to consummate the transactions contemplated by this Agreement, certain employees of the Company are executing an employee offer letter (each an “Offer Letter”) together with an employee invention assignment agreement, in each case to become effective upon the Closing.

F. Prior to the Closing and as a condition and material inducement to the willingness of Purchaser to enter into this Agreement all of the employees of the Company are entering into a waiver and termination agreement, in substantially the form attached hereto as Exhibit B (the “Termination and Release”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE SHARE PURCHASE

1.1 Closing. Unless this Agreement is earlier terminated in accordance with Section 8.1, the closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place (i) as promptly as practicable (and in any event within five (5) Business Days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) as such other time and date as Purchaser and the Company may agree in writing. The Closing shall take place remotely via the exchange of documents and signature pages or at such location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.2 Closing Deliveries.

(a) Parent and Purchaser Deliveries. Parent and/or Purchaser (jointly and severally) shall deliver to the Company and the Company Shareholder, as applicable, at or prior to the Closing, each of the following:

(i) the CBI Cash Closing Amount;

(ii) documentation satisfactory to the Company evidencing the appointment by Purchaser of at least one director of the Company, which appointment is to become effective at the Closing;

(iii) a share transfer deed duly executed by Purchaser, for the receipt by Purchaser of the Company Ordinary Shares;

(iv) a certificate, dated as of the Closing Date and executed on behalf of the Parent by its Secretary, certifying true and correct copies of the resolutions adopted by the Board of Directors of the Parent authorizing the execution and delivery of this Agreement and the other agreements to which the Parent and/or Purchaser is a party pursuant to this Agreement, the issuance of shares of Parent Common Stock contemplated hereby, and the consummation of the other transactions contemplated hereby;

(v) a certificate, dated as of the Closing Date and executed on behalf of the Purchaser by a director of the Purchaser, certifying true and correct copies of the resolutions adopted by the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement and the other agreements to which the Purchaser is a party pursuant to this Agreement, and the consummation of the transactions contemplated hereby;

(vi) an executed copy of the Instruction Letter in the form attached hereto as Exhibit C to be sent by Parent to its transfer agent immediately after the Closing, instructing the transfer agent to issue the certificate representing the Share Consideration;

(vii) a certificate, dated as of the Closing Date, executed on behalf of Parent by a duly authorized officer of Parent to the effect that each of the conditions set forth in clause (a) of Section 7.2 has been satisfied;

(viii) either (x) documentation satisfactory to the Company evidencing the wiring by Purchaser to Bank Hapoalim of the total amount then required to cover the outstanding balance and to close such credit line, all in accordance with the Pay-off Letter (as defined below) to be delivered at least 3 Business Days prior to the Closing or (y) the fully executed Guarantee Assignment Documentation (as defined below).

(b) Company Deliveries. The Company shall deliver to Purchaser, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 7.3(a) and Section 7.3(e) has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying the Company’s (A) a true and complete copy of the Company’s articles of association, including all amendments thereto (the “Articles of Association”), (B) a complete list of the officers and directors of the Company, and (C) copies of resolutions adopted by the Board of Directors and shareholders of the Company authorizing the execution and delivery of this Agreement and the other agreements to which the Company is a party pursuant to this Agreement and the consummation of the Transactions;

(iii) a printout from the Israeli Registrar of Companies with respect to the Company, dated as of the Closing Date, reflecting that (x) the Company is not delinquent in payment of its annual dues or filing of an annual report, and (y) the Company has not been noted as being in breach of its legal filing requirements; and a printout from the Israeli Registrar of Companies with respect to the Company, dated as of the Closing Date, reflecting that no Encumbrance is registered on any of the Company Ordinary Shares.

(iv) a written opinion from the Company’s legal counsel, in the form set forth on Exhibit D, dated as of the Closing Date and addressed to Purchaser;

(v) an Offer Letter, together with an employee invention assignment agreement, effective as of Closing, executed by each of the Company’s four (4) key employees set forth on Schedule 1.2(b)(v) and by an additional four (4) employees that are not key employees (collectively, “Designated Employees”) (and such Offer Letters shall be in full force and effect and shall not have been repudiated through the Closing);

(vi) documentation satisfactory to Purchaser evidencing the resignation of each of the directors of the Company in office immediately prior to the Closing as directors of the Company, effective no later than immediately prior to the Closing;

(vii) certificates representing the Company Ordinary Shares accompanied by a share transfer deed, duly executed by Company Shareholder, for transfer of such Company Ordinary Shares to Purchaser, in form and substance satisfactory to Purchaser, together with a copy of the share registry of the Company indicating that Purchaser is the sole shareholder of the Company all effective as of the Closing Date;

(viii) the Spreadsheet (as defined below) completed to include all of the information specified in Section 6.8 in a form reasonably acceptable to Purchaser, and a certificate executed on behalf of the Company by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that such Spreadsheet is true, correct and complete;

(ix) the Closing Expenses Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Purchaser to verify and determine the amount of Transaction Expenses;

(x) complete and correct copies of an investment representation letter and lock-up agreement addressed to Purchaser, in substantially the form attached hereto as Exhibit E (the “Investment Representation Letter and Lock-up Agreement”), executed by the Company Shareholder;

(xi) executed copies of the Termination and Release, executed by all of the employees of the Company;

(xii) an executed amendment to each of the CBI Loan Agreements, in substantially the form of Amendment to Loan Agreements attached hereto as Exhibit F (the “CBI Loan Amendment”); and

(xiii) either the Pay-off Letter or the Guarantee Assignment Documentation.

(c) Receipt by any party hereto of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2 shall not be deemed to be an agreement by such party that the information or statements contained therein are true, correct or complete, and shall not diminish such party’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.3 The Share Purchase; Consideration.

(a) Payments to the Company Shareholder. Upon the terms and subject to the conditions set forth herein, the Company Shareholder agrees to sell, transfer and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from the Company Shareholder, all rights, title and interest in and to the Company Ordinary Shares owned by the Company Shareholder as of immediately prior to the Closing (as set forth on the Spreadsheet) free and clear of all Encumbrances, in exchange for the payment and issuance by the Parent and/or Purchaser (jointly and severally) to the Company Shareholder of the following consideration:

(i) at Closing – (a) an amount of cash (without interest) equal to the CBI Cash Closing Amount, and (b) a number of shares of Parent Common Stock equal to the Share Consideration,

(ii) when and if Contingent Payments are required to be made in accordance with the provisions of Section 1.11 and Section 1.12 and subject to the Set-Off Rights (as defined below), an amount of cash (without interest) equal to the product of (x) the amount of such Contingent Payment, multiplied by (y) the then applicable CBI Ratio, in the case of clauses (i) and (ii) of this Section 1.3(a), until the Initial Threshold Payment (as defined below) has been made to Teva,

(iii) after the Initial Threshold Payment has been made to Teva, when and if Contingent Payments are required to be made in accordance with the provisions of Section 1.11 and Section 1.12 and subject to the Set-Off Rights, an amount of cash (without interest) equal to the product of (x) the amount of such Contingent Payment, multiplied by (y) fifty percent (50%), until the Final Threshold Payment (as defined below) has been made to Teva,

(iv) after the Final Threshold Payment has been made to Teva, when and if Contingent Payments are required to be made in accordance with the provisions of Section 1.11 and Section 1.12 and subject to the Set-Off Rights, the full amount of the Contingent Payments.

(b) Payments to Teva. Upon the terms and subject to the conditions set forth herein, the Parent and/or Purchaser (jointly and severally) shall pay to Teva, through the Company, the following payments in accordance with Section 5 of the Teva Share Purchase Agreement:

(i) at Closing - an amount of cash (without interest) equal to the Teva Cash Closing Amount,

(ii) when and if Contingent Payments are required to be made in accordance with the provisions of Section 1.11 and Section 1.12 and subject to the Set-Off Rights, an amount of cash (without interest) equal to the product of (x) the amount of such Contingent Payment, multiplied by (y) the then applicable Teva Ratio, in the case of clauses (i) and (ii) of this Section 1.3(b), only until such time as the aggregate payments made to Teva pursuant to clauses (i) and (ii) of this Section1.3(b), when combined with the aggregate amounts paid to Teva pursuant to Section 4 of the Teva Share Purchase Agreement, equal $36,210,545 (the “Initial Threshold Payment”),

(iii) after the Initial Threshold Payment has been made, when and if Contingent Payments are required to be made in accordance with the provisions of Section 1.11 and Section 1.12 and subject to the Set-Off Rights, an amount of cash (without interest) equal to the product of (x) the amount of such Contingent Payment, multiplied by (y) fifty percent (50%), until such time as the aggregate payments made to Teva pursuant to clauses (i), (ii) and (iii) of this Section1.3(b), when combined with the aggregate amounts paid to Teva pursuant to Section 4 of the Teva Share Purchase Agreement, equal $72,421,089 (the “Final Threshold Payment”).

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), bonus shares, reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Ordinary Shares or Parent Common Stock occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Rights Not Transferable. The rights of the Company Shareholder under this Agreement as of immediately prior to the Closing are personal to such Company Shareholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(e) Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with the Share Purchase, but in lieu thereof the Company Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating for each particular stock certificate representing Company Ordinary Shares all fractional shares of Parent Common Stock to be received by such holder) shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Stock Price, which shall be deemed to be the value of each share of Parent Common Stock for all purposes.

1.4 Payment and Exchange Procedures.

(a) Payment Procedures.

(i) At the Closing Date, the Company Shareholder shall deliver to the Purchaser all share certificates formerly representing Company Ordinary Shares, or in the event that any such share certificate has been lost, stolen, or destroyed, an affidavit of lost certificate executed by the Company Shareholder thereof in form and substance reasonably satisfactory to Purchaser.

(ii) Against delivery to Purchaser of the applicable share certificate, or in the event that any such share certificate has been lost, stolen, or destroyed, an affidavit of lost certificate executed by the Company Shareholder thereof in form and substance reasonably satisfactory to Purchaser, the Parent and/or Purchaser (jointly and severally) shall deliver to the Company Shareholder (i) at the Closing, a check or amount via wire transfer, of immediately available funds, representing the cash amount that the Company Shareholder has the right to receive pursuant to Section 1.3(a), and (ii) promptly after Closing, a certificate representing the number of shares of Parent Common Stock that the Company Shareholder has the right to receive pursuant to Section 1.3(a).

(iii) The Parent or Purchaser shall deliver to Teva at the Closing, a check or amount via wire transfer, of immediately available funds, representing the cash amount that Teva has the right to receive pursuant to Section1.3(b).

(iv) At or promptly following the Closing, and when and if Contingent Payments are required to be made in accordance with the provisions of Section 1.11 and Section 1.12 and subject to the Set-Off Rights in connection with each of Milestones 1 through 5, the Parent and/or Purchaser (jointly and severally) shall pay (or cause the Company to pay) each of the employees of the Company a check or amount via wire transfer, of immediately available funds, representing the portion of the Employee Closing Payment Amount or the portion of the Employee Contingent Payment Amount associated with such Contingent Payment, as the case may be, that such employee has the right to receive pursuant to his or her respective Termination and Release on the Closing or upon the payment of such Contingent Payment, as the case may be, as set forth opposite such employee’s name on the Spreadsheet. The Purchaser may (in which case it shall cause the Company to have sufficient funds to) make all payments required to made to the employees of the Company in respect of each Termination and Release through the Company’s regular payroll system. All amounts payable pursuant to the Termination and Release shall be subject to any withholding of Taxes required by Legal Requirements to be withheld and shall be paid without interest.

(b) No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the Share Purchase and the other Transactions.

(c) Transfers of Ownership. If any cash amount payable pursuant to Section 1.3(a) is to be paid to a Person other than the Person to which the certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.4, none of the Company, Purchaser or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.5 No Further Ownership Rights in the Company Ordinary Shares. All cash paid or payable following the surrender for exchange of Company Ordinary Shares in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such Company Ordinary Shares and there shall be no further registration of transfers on the records of the Company of Company Ordinary Shares, which were issued and outstanding immediately prior to the Closing. If, after the Closing, any certificate or agreement is presented to Purchaser for any reason, such certificate shall be canceled and exchanged as provided in this ARTICLE 1.

1.6 Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.3(a) in respect of such certificate.

1.7 Tax Consequences. Without derogating from the representations under Sections 2.13 and 3.6 below, no party to this Agreement makes any representations or warranties to the other parties hereto or to any of the Company Securityholders regarding the Tax treatment of the Share Purchase, or any of the Tax consequences of such other parties to this Agreement, the Share Purchase or any of the other transactions or agreements contemplated hereby. Each party to this Agreement acknowledges that such party is relying solely on its own Tax advisors in connection with this Agreement, the Share Purchase and the other transactions and agreements contemplated hereby.

1.8 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including any penalties and interest) incurred by the Company Securityholders in connection with this Agreement (together, “Transfer Taxes”) shall be paid by the Company Securityholders when due, and each Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes.

1.9 Withholding Rights.

(a) Each of the Company, Parent and Purchaser shall be entitled to deduct and withhold from any consideration otherwise deliverable under this Agreement (including with respect to the making of Contingent Payments under Sections 1.11 and 1.12) and from any other payments otherwise required pursuant to this Agreement, to any continuing employee, holder of any Company Ordinary Shares or Company Option or Teva, subject to its payment to the relevant Tax Authority, such amounts in cash or shares as the Company, Parent, or Purchaser is required to deduct and withhold with respect to any such deliveries and payments under the Code, the ITO or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall, subject to its timely payment to the relevant Tax Authority, be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made. Parent and/or Purchaser shall provide to payees a certificate confirming that such withholding has been made.

(b) Notwithstanding the provisions of Section 1.9(a) above, with respect to Israeli Tax, neither Parent, Purchaser nor their agents shall withhold or shall withhold a reduced amount of Israeli Tax if the payee has provided to Parent or Purchaser a Valid Certificate at least two (2) Business Days prior to any payment to each payee pursuant to this Agreement. A “Valid Certificate” shall be a valid and applicable (in light of the timing, scope and the nature of the payment) certification or ruling issued by the ITA, (x) exempting Parent and Purchaser from the duty to withhold Israeli Taxes with respect to such payee, (y) determining the applicable rate of Israeli Tax to be withheld from such payee or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such payee. Unless otherwise required by the ITA or applicable law, a valid certificate pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737 - 1977 (“Services and Assets Certificate”) will be deemed a Valid Certificate with respect to any cash consideration paid for the Company Ordinary Shares if in force and applicable to payee on the date that payment is to be made, provided however that such payee has filed an application to the ITA with respect to consideration payable to the payee in which it is expressly disclosed that the payee intends to rely on a Services and Assets Certificate with respect to the current and future payments of cash consideration to such payee. In the event that a payee submits a Valid Certificate, no later than two (2) Business Days prior to the date that any payment is required to be made to the payee pursuant to the Agreement, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate and the balance of the payment that is not withheld shall be promptly paid to such payee. If such payee (i) does not provide Parent or Purchaser with a Valid Certificate by no later than two (2) Business Days before the date payment is due under this agreement, or (ii) submits a written request with Parent or Purchaser to release his, her or its payment and fails to submit a Valid Certificate, then the amount to be withheld from such payment shall be calculated by the

Parent or Purchaser in its reasonable discretion according to the applicable withholding rate, and shall be promptly delivered to the ITA by Parent or Purchaser or their agent. The balance of the consideration due to such payee that is not so withheld shall be promptly delivered to such payee. Without derogating from the foregoing, the Company Shareholder shall provide Purchaser in advance with drafts of all applications and submissions to the ITA in order to allow for good faith coordination.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and interest in and to the Company Ordinary Shares, the officers and directors of the Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.11 Contingent Payments.

(a) Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Buyer Group” means Parent, Purchaser (“Buyer”) and their respective direct and indirect subsidiaries and Affiliates including, after the Closing, the Company, individually and collectively.

(ii) “Canada” means Canada, its territories and possessions.

(iii) “Company Eligible Product” means any of the following: (a) the Company Product, (b) any modifications, variations, derivative works, enhancements, developments, and customizations of or to the Company Product, (c) any product that contains the Company Product or any of the other peptides sequences that are currently covered by the Patent Rights owned or licensed by the Company as of the Closing Date, or any composition or formulation comprising these peptides; and (d) if covered by (1) a current, valid claim of an issued patent owned or licensed by the Company as of the Closing Date, or (2) any other valid claim of an issued patent within the Company Eligible IP, or (3) any other Patent Rights within the Company Eligible IP - any product that is comprised of, contains or incorporates, is developed from, is based on, makes use of, or is otherwise covered by any of the Company Eligible IP.

(iv) “Company Eligible IP” means (1) all Intellectual Property owned or licensed by the Company as of the Closing Date, and (2) all Patent Rights arising after the Closing Date that claim priority to or are primarily based on any of the Intellectual Property described in clause (1).

(v) “Patent Rights” means patents and all continuations, continuations-in-part, divisionals, reissues, reexaminations and extensions or substitutions thereof and supplemental protection certificates relating thereto, any confirmation patents or registration patents or patents of addition based on any such patents, and all counterparts thereof or substantial equivalents in any country, including utility models and industrial designs (collectively, “Patents”) and any applications or provisional applications for any of the foregoing (“Patent Applications”).

(vi) “EMA” means the European Medicines Agency or any successor agency thereto.

(vii) “European Union” or “EU” means all of the European Union member states as of the applicable time, and its respective territories and possessions.

(viii) “FDA” means the United States Food and Drug Administration or any successor entity thereto.

(ix) “Generic Competition” shall mean, with respect to Company Eligible Product in a country, when (a) one or more Generic Product(s) are being marketed in such country and (b) all patents included in Company Eligible IP covering Company Eligible Product in such country have expired and there is no remaining applicable regulatory or other exclusivity rights covering such Company Eligible Product, or the entity seeking marketing approval in such country has alleged that the patents in the Company Eligible IP are unenforceable and/or not infringed by the Generic Product or challenges the scope or validity of any applicable regulatory or other exclusivity rights covering such Company Eligible Product.

(x) “Generic Product” in a certain country, shall mean a product (a) whose active pharmaceutical ingredient is the same as that of the Company Eligible Product being sold in a country, (b) that obtained regulatory approval as a generic product by the applicable regulatory authorities in such country by means of establishing equivalence to such Company Eligible Product, and (c) that is legally marketed in such country by an entity other than the Buyer Group and its distributors and other sublicensees. A product shall not be considered as a Generic Product if the Buyer Group, any of their Affiliates, or any one on their respective behalf was involved in its development, approval or commercialization.

(xi) “Milestones” means, collectively, the milestones set forth in the Milestone Table.

(xii) “Net Sales” means the all amounts invoiced by or on behalf of the Buyer Group or any of its sublicensees from the sale of the Company Eligible Products to un-Affiliated third parties (including distributors) in bona fide, arms length transactions, as determined in accordance with the Buyer Group’s or sublicensee’s usual and customary accounting methods consistently applied by the Buyer Group or sublicensee, as applicable, less deductions for the following items to the extent they are actually incurred and as directly related to such Company Eligible Products and are booked by the Buyer Group or its sublicensee in accordance with generally accepted accounting standards in the U.S. to calculate the recorded net revenues from gross revenues, provided they are indicated as a separately invoiced line item (where applicable):

(1) normal trade and cash discounts given in respect of such sales;

(2) allowances, amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(3) discounts, rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare or any other governmental discounts, rebates or chargebacks);

(4) Taxes (including value added taxes, sales taxes, or similar taxes, but excluding withholding Taxes and Taxes paid by the Buyer Group on the net income derived from sales of the Company Eligible Product), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of the Company Eligible Product that are incurred at time of sale and are directly related to the sale and not otherwise previously deducted; and;

(5) insurance, customs charges and duties, freight, postage, shipping, handling, and other transportation costs;

(6) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles;

(7) any other adjustments of specifically identifiable amounts related to products sold and reasonably allocated to the Company Product as a portion of the total products sold, , deducted for reasons similar to those listed above in accordance with GAAP;

With respect to the calculation of Net Sales:

(1) Sales between or among members of the Buyer Group and authorized sublicensees shall be disregarded for purposes of calculating Net Sales, but resales by any such Buyer Group members and authorized sublicensees will be included in Net Sales; provided that a distributor (that is not part of the Buyer Group) shall not be considered a sublicensee and sales to such distributor shall be included in Net Sales, and provided further that sales to Group Members or sublicensees that are the end users of the sold product shall be included in Net Sales;

(2) If the Company Eligible Product is delivered to the third party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under the generally applicable accounting standards in the U.S. are met;

(3) any consideration received not in cash or not on arms’ length terms shall be valued at the fair market value thereof assuming a transaction between un-Affiliated third parties on bona fide arm’s length terms.

(4) If the Company Eligible Product is sold in combination with with an Other Component (as defined below), then for purposes of calculating “Net Sales” of such Company Eligible Product, the Net Sales of such combination of Company Eligible Product and Other Components (after taking the above deductions) shall first be multiplied by the fraction equal to the quotient of A/(A+B), where A is the weighted (by sales volume) average sale price in the relevant country of the Company Eligible Product that does not have an Other Component when sold as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the Other Component(s) as the sole active ingredient(s) in finished form. If the weighted average sale price cannot be determined for the Company Eligible Product or for the Other Component included in the combination product, such unavailable weighted average sale price will be as reasonably determined by Parent and Purchaser, provided that in any event shall fraction shall not be less than 50%, and such resulting amount shall be the “Net Sales” with respect to such Company Eligible Product. “Other Component” means an active pharmaceutical ingredient which has a clinical effect and is not derived from the Company Product or otherwise covered by any Company Eligible IP.

(xiii) “ROW Distributor Revenues” means, with respect to any ROW territory, the Net Sales received by the Buyer Group from third party distributor in such territory for or in connection with the sales of the Company Eligible Product. Amounts received to reimburse the Buyer Group for costs actually incurred to perform research, development or similar services conducted for the Company Eligible Product or for reimbursement of patent or other out-of-pocket expenses relating to the Company Eligible Product, or in consideration for the purchase of any debt or securities of the Buyer, in each case pursuant to arms-length, bona fide transactions, shall not be considered ROW Distributor Revenues.

(xiv) “Sublicense Fees” means the aggregate consideration received by the Buyer and its Affiliates from non-affiliated third party sublicensees in consideration for or in connection with the grant of a right or permission (or an option therefor) to develop, make, use or sell the Company Eligible Product or the Company Eligible IP, but excluding (a) Net Sales or any portion of Net Sales that may be paid by the sublicensee, and (b) amounts received to reimburse the Buyer Group for costs actually incurred to perform research, development or similar services conducted for the Company Eligible Product or for reimbursement of patent or other out-of-pocket expenses relating to the Company Eligible Product, or in consideration for the purchase of any debt or securities of the Buyer, in each case pursuant to arms-length, bona fide transactions.

(xv) “U.S.” means the United States of America, its territories and possessions.

(xvi) “ROW” means all counties outside of the EU and the U.S., and, in each case, their respective territories and possessions.

(b) Contingent Payments. As additional consideration for the Share Purchase, and subject to the set-off rights of Purchaser pursuant to Section 1.12(h) (the “Set-Off Rights”), Parent and/or Purchaser (jointly and severally) shall pay contingent payments (collectively, the “Contingent Payments”) when and if required to be made in accordance with the provisions of the Section 1.11 and Section 1.12, which shall be allocated in accordance with Section 1.3 above. The Contingent Payments shall include the Milestone Payments (as defined below) and the Contingent Sales Payments (as defined below); provided, however, that notwithstanding anything to the contrary contained herein, each Contingent Payments shall be reduced by the amount paid or payable in connection with such Contingent Payment as set forth on Schedule 1.11(b).

(c) Contingent Milestone Payments. Subject to the Set-Off Rights, Parent and/or Purchaser (jointly and severally) shall make the one-time payments (the “Milestone Payments”) set forth in the following table (the “Milestone Table”) to the Company Shareholder and Teva in accordance with Section 1.3(a) and Section 1.3(b), respectively, after and subject to, and conditioned on the achievement of each Milestone (for the avoidance of doubt, each Milestone Payment is only due one time on the first occurrence of the applicable Milestone):

	Milestone	Milestone Payment Amount

Milestone 1	The filing by Buyer Group and acceptance of a New Drug Application by the FDA for authorization to market a Company Eligible Product in the U.S.	$	[	*]

Milestone 2	The filing by Buyer Group and acceptance of a Marketing Authorization Application by the EMA for authorization to market a Company Eligible Product in the European Union.	$	[	*]

Milestone 3	The filing by Buyer Group and acceptance of an application for [*] in [*].	$	[	*]

Milestone 4	The earlier to occur of the (i) the [*] approval of [*] filed by Buyer Group for authorization to [*] in the [*] and (ii) the [*] approval of [*] filed by Buyer Group for [*] in [*].	$	[	*]

Milestone 5	The later to occur of the (i) the [*] approval of [*] filed by Buyer Group for [*] in the [*] and (ii) the [*] approval of [*] filed by Buyer Group for [*] in [*].	$	[	*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Milestone 6	The [*] in [*] received by Buyer Group.	$	[	*]

Milestone 7	The [*] approval of [*] filed by Buyer Group for a Company Eligible Product in the [*] with [*] indication.	$	[	*]

Milestone 8	The [*] approval of [*] filed by Buyer Group for a Company Eligible Product in the [*] with [*] indication.	$	[	*]

Milestone 9	The first consecutive twelve calendar month period during which the aggregate of worldwide Net Sales (inclusive of ROW Distributor Revenues) and Sublicense Fees exceed $450,000,000.	$	[	*]

Milestone 10	The first consecutive twelve calendar month period during which the aggregate of worldwide Net Sales (inclusive of ROW Distributor Revenues) and Sublicense Fees exceed $[*].	$	[	*]

Milestone 11	The first consecutive twelve calendar month period during which the aggregate of worldwide Net Sales (inclusive of ROW Distributor Revenues) and Sublicense Fees exceed $[*].	$	[	*]

Milestone 12	The first consecutive twelve calendar month period during which the aggregate of worldwide Net Sales (inclusive of ROW Distributor Revenues) and Sublicense Fees exceed $[*].	$	[	*]

Milestone 13	The first consecutive twelve calendar month period during which the aggregate of worldwide Net Sales (inclusive of ROW Distributor Revenues) and Sublicense Fees exceed $[*].	$	[	*]

The Milestone Payments for Milestones 9-13 are separate payments in respect of each Milestone, and two or more Milestone Payments shall be paid simultaneously, on an accumulated basis, if the respective Milestones to which such Milestone Payments apply are achieved simultaneously (e.g. if the first consecutive twelve calendar month period during which the aggregate of worldwide Net Sales (inclusive of ROW Distributor Revenues) and any Sublicense Fees received from sublicensees for the licensing of Company Eligible IP exceed $[*], is also the first consecutive twelve calendar month period during which such aggregate exceeds $[*], thereby achieving Milestones 9 and 10 at the same time).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Contingent Sales Consideration. Subject to the Set-Off Rights, Parent and/or Purchaser (jointly and severally) shall make the following payments to the Company Shareholder and Teva in accordance with Section 1.3, (i) on all ROW Distributor Revenues - at the rate of 25% of such ROW Distributor Revenues, and (ii) on all Net Sales (excluding such Net Sales that are ROW Distributor Revenues to distributors in ROW that are subject to clause (i) above), at the respective rates set forth in the below tables (clauses (i) and (ii), collectively, the “Contingent Sales Payments”):

Aggregate Annual worldwide Net Sales, ROW Distributor Revenues and Sublicense Fees:	Contingent Payment Rate

Annual worldwide Net Sales, ROW Distributor Revenues and Sublicense Fees are of $300,000,000 or less.	10% of Net Sales (but not of ROW Distributor Revenues)

Annual worldwide Net Sales, ROW Distributor Revenues and Sublicense Fees of more than $[*] but equal to or less than $[*].	[*]% of Net Sales (but not of ROW Distributor Revenues)

Annual worldwide Net Sales, ROW Distributor Revenues and Sublicense Fees of more than $[*] but equal to or less than $1,200,000,000.	[*]% of Net Sales (but not of ROW Distributor Revenues)

Annual worldwide Net Sales, ROW Distributor Revenues and Sublicense Fees of more than $1,200,000,000.	17% of Net Sales (but not of ROW Distributor Revenues)

(e) Contingent Sales Consideration Reductions.

(i) Anti-Stacking. If the Buyer Group or its sublicensees are required to pay royalties to any third party in order to make, have made, use, sell, offer to sale or import Company Eligible Product, including under any existing licenses by the Company, then none of such third party royalty payments shall be credited against the Contingent Sales Payments due under this Agreement.

(ii) Generic Competition. Upon commencement of Generic Competition with respect to Company Eligible Product in a country, and thereafter for so long as such Generic Competition persists, the Contingent Sales Payments due under clause (ii) of Section 1.11(d) above with respect to such Company Eligible Product sold in such country shall be:

(1) reduced by [*] percent ([*]%) if such Generic Product(s) represent a total prescription volume of at least [*] percent ([*]%) but less than [*] percent ([*]%) of such Company Eligible Product and such Generic Product(s), in the aggregate, in such country in such calendar year, determined by the number of unit equivalents for such Company Eligible Product and such Generic Product(s), in the aggregate, during such calendar year (as measured by an IMS audit or other mechanism agreed upon by the parties), and

(2) reduced by [*] percent ([*]%) if such Generic Product(s) represent a total prescription volume of at least [*] percent ([*]%) of such Company Eligible Product and such Generic Product(s), in the aggregate, in such country in such calendar year, determined by the number of unit equivalents for such Company Eligible Product and such Generic Product(s), in the aggregate, during such calendar year (measured as described above).

(f) Contingent Payments Not Certain. The Company Shareholder hereby acknowledges that receipt of the Contingent Payments is uncertain and that the Buyer Group may not achieve any of the Milestones or generate any Net Sales and it is therefore not assured that Purchaser will be required to pay the Contingent Payments at all.

(g) Purchaser Discretion. The Buyer Group shall have sole and absolute discretion over all matters relating to the Company Eligible Product from and after the Closing, including, but not limited to, any matter relating to the development, testing, regulatory submission, regulatory approval, manufacturing, marketing, sales, pricing, service or maintenance thereof. Furthermore, the Company

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Shareholder acknowledges that circumstances may exist that (i) delay or prevent the achievement of the Milestones or (ii) limit, reduce or otherwise negatively impact the amount of Net Sales, if any, thereby correspondingly eliminating or reducing the amount of any Contingent Payments based thereon. Accordingly, nothing herein shall be deemed to be an agreement on the part of the Buyer Group to achieve the Milestones or to generate any amount of Net Sales. From time to time and at the reasonable request of the Company Shareholder, Parent and Purchaser shall provide the Company Shareholder with updates concerning the progress and planning of the Buyer Group’s research and development activities, testing, clinical results, regulatory filings, commercialization efforts and strategy for achieving the Milestones and Net Sales.

(h) Subject to the provisions of Section 1.11(g), Buyer shall make, and shall cause the Company and the other Buyer Group members to make such commercially reasonable and continuous efforts, all as are consistent with the commercial efforts generally applied to innovative products of similar potential at similar states in their life cycles, in order to pursue the development and commercialization of the Company Product, and if the Buyer Group in its sole discretion develops a different Company Eligible Product, to pursue the commercialization of such Company Eligible Product, (A) to achieve, and to implement and conduct all development, regulatory and manufacturing activities that are components of or related to or required for the achievement of each of the Milestones, and (B) to achieve, and to implement and conduct all manufacturing and commercialization activities that are components of or directly related to or required for the achievement of the Contingent Sales Payments, which may involve conducting clinical trials, preparing, submitting, seeking approval for, maintaining and updating Marketing Approval applications, Marketing Approvals and other regulatory approvals and applications for regulatory approvals in respect of the Company Product in the applicable countries, obtainment of pricing and reimbursement for Company Product (or such Company Eligible Product, as applicable), marketing, promotion and other commercialization activities. If the Buyer (or the applicable member of the Buyer Group) terminates or abandons applicable development and, if commenced as of such time, commercialization activities with respect to any Company Product (or such Company Eligible Product, as applicable), then, promptly following such termination, the Buyer shall send written notice thereof to the Company Shareholder together with an explanation of the reasons for such cessation of activities.

(i) Following the Closing, neither Purchaser nor the Company or any other Buyer Group member may sell or transfer the Company or any Company Eligible IP or any right to a Company Eligible Product (either directly or through a stock sale, merger or other change in control of the Company), or assign or exclusively license any Company Eligible IP or any right to a Company Eligible Product to any third party who is not a Buyer Group member, unless such third party expressly assumes in writing to the Company Shareholder the obligations of Parent and Purchaser under this Agreement.

1.12 Payment of Contingent Payments.

(a) Milestone Payments. On or prior to the thirtieth (30th) day following the achievement of any Milestone, Parent and/or Purchaser (jointly and severally) shall notify the Company Shareholder in writing of the occurrence of such an event shall deliver to each of the Company Shareholder and Teva that portion of the respective Milestone Payment amount allocated to the Company Shareholder and Teva pursuant to Section 1.3(a) and Section 1.3(b), as applicable.

(b) Contingent Sales Payments. Beginning with the Buyer Group’s first receipt of a Marketing Authorization for marketing any Company Eligible Product, on or prior to the forty-fifth (45th)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

day following the last day of each successive three month period (such period, a “Payment Quarter”), Parent and Purchaser shall deliver to the Company Shareholder a certificate (each, a “Contingent Payment Certificate”), setting forth for such Payment Quarter (i) the amount of Net Sales and ROW Distributor Revenues for the Payment Quarter and (ii) Parent’s and Purchaser’s determination of the amount of the Milestone Payment and/or Contingent Sales Payment due for such Payment Quarter (including the calculation thereof, in reasonable detail); together with a reasonably detailed report, detailing the Company Eligible Products sold, the prices invoiced therefor, the deduction made, and the Sublicense Fees or ROW Distributor Revenues received, during such quarter. The Contingent Sales Payment will be due and payable by Parent and Purchaser within ten (10) days following delivery of the Contingent Payment Certificate.

(c) Company Shareholder Audit Rights. The Buyer Group hereby grants the Company Shareholder and its representatives and advisers, at the Company Shareholder’s expense, the right, exercisable no more than once during each six (6) month period following the end of a calendar year, subject to the execution of, and compliance with, a standard confidentiality agreement, to examine and have full access to the Buyer Group’s books of account and records of the applicable Company Eligible Products, Net Sales, Sublicense Fees and ROW Distributor Revenues with respect to which the Contingent Payment Certificates that have been delivered during such preceding calendar year, at the location of such records on prior written notice of at least ten (10) days, for the purpose of verifying and assessing the amount of the applicable Net Sales, Sublicense Fees and ROW Distributor Revenues, as well as the determination (or lack thereof) of the Company Eligible Products (each such review shall be referred to herein as an “Audit”); provided, however that the Audit to assess and verify the determination (or lack thereof) of whether or not a certain product that is being sold is a Company Eligible Product may only occur once and only in respect of the first two (2) calendar years in which such product is sold. For the purpose of conducting an Audit, the Company Shareholder may hire, at its expense, one or more auditors or attorneys, or other applicable experts, of the Company Shareholder’s choosing to assist in such examination; provided, that such auditors or attorneys have entered into standard confidentiality agreements. The Company Shareholder and such representatives shall have access to all of the books and records required in the good faith judgment of the Company Shareholder to perform any Audit for a thirty (30) day period, beginning on the date on which access to substantially all of such books and records is first given to the Company Shareholder. Nothing in this Section shall be deemed to require any member of the Buyer Group to keep any books of account or records other than those which it maintains in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which it retains such records in the ordinary course of business in its usual and customary practice, or to provide access to any books and records other than that specified above.

(d) Dispute Notice. In the event that the Company Shareholder does not agree with the amount of Net Sales, Sublicense Fees or ROW Distributor Revenues, or the determination (or lack thereof) of Company Eligible Products set forth on any Contingent Payment Certificate that was delivered during such preceding calendar year, the Company Shareholder shall be entitled, during the period following the end of such preceding calendar year and ending on the earlier of (i) one hundred eighty days (180) days after the end of such calendar year and (ii) thirty (30) days following the completion of an Audit (the “Dispute Period”), to give Parent written notice (a “Dispute Notice”) of such disagreement. In the event that the Company Shareholder does not deliver a Dispute Notice during the Dispute Period, the amount of Net Sales, Sublicense Fees or ROW Distributor Revenues, or the determination (or lack thereof) of Company Eligible Products set forth on the Contingent Payment Certificates that were delivered during such calendar year shall irrevocably be deemed to be the final Net Sales, Sublicense Fees or ROW Distributor Revenues amount, and Company Eligible Products, for the period covered by such Contingent Payment Certificate for all purposes of this Agreement.

(e) Agreed Contingent Payment. In the event that the Company Shareholder delivers a Dispute Notice within the Dispute Period, the Company Shareholder and Parent shall for a period of not less than thirty (30) days after delivery of the Dispute Notice attempt in good faith to resolve the amount of Net Sales, Sublicense Fees or ROW Distributor Revenues, or the determination (or lack thereof) of Company Eligible Products that is in dispute (the “Disputed Contingent Payment Matters”), and mutually determine any adjustments to such amount of Net Sales, Sublicense Fees or ROW Distributor Revenues, or the determination (or lack thereof) of Company Eligible Products and the resulting Contingent Sales Payment (the “Agreed Contingent Payment Amount”). The Buyer Group and the Company Shareholder shall provide each other with such information, records and material kept in the ordinary course of business in such party’s possession and which such party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve such Disputed Contingent Payment Matters, including the delivery of a copy to the Company Shareholder of any such information, records and material, to the extent then available, that was used to calculate the amount of Net Sales.

(f) Arbitration of Disputes. In the event that no agreement can be reached by the Company Shareholder and Parent as to the calculation of the Disputed Contingent Payment Matters within ninety (90) days after delivery of a Dispute Notice, then either party shall have the right to submit the Disputed Contingent Payment Amount to arbitration by one (1) of the following entities, or such other accountants (or other applicable experts who have the appropriate expertise to be able to assess whether or not the product in question is a Company Eligible Product), as the Company Shareholder and Parent may mutually agree, so long as such entity is not the principal regularly-engaged outside accountant or other applicable expert to Parent or the Company or any auditor or applicable expert that may have assisted the Company Shareholder in any Audit: Ernst & Young LLP or BDO USA LLP or any successor entity to the foregoing (individually, an “Accountant,” and collectively, the “Accountants”). The Company Shareholder and Parent shall jointly select which of the Accountants will perform the calculation within thirty (30) days after the Company Shareholder and Parent determine that they are unable to settle the Disputed Contingent Payment Matters independently; provided, that in the event that the Company Shareholder and Parent are unable to agree upon the Accountant to perform such calculation within such thirty (30) day period, then each of the Company Shareholder and Parent shall select one of the Accountants and such Accountants shall jointly select a third Accountant to perform such calculation. The Accountant selected in accordance with the foregoing sentence (the “Appraiser”) shall be responsible for the determination of the Disputed Contingent Payment Matters. The engagement and charge of the Appraiser shall be limited to determining the Net Sales, Sublicense Fees or ROW Distributor Revenues, or the determination of Company Eligible Products, as the case may be, for the applicable Payment Quarter(s). The Appraiser shall determine the Disputed Contingent Payment Matters within the limitations set forth above within ninety (90) days after the date of such Appraiser’s engagement and the Appraiser shall be provided with such information and records, which may include on-site access and access to personnel, relating to such dispute as it may reasonably request. Any Disputed Contingent Payment Matters determined by an Appraiser in accordance with this Section shall be deemed to be the final Net Sales, Sublicense Fees or ROW Distributor Revenues, or the determination of Company Eligible Products, as the case may be, for the applicable Payment Quarter(s) for all purposes of this Agreement. The fees and expenses of the Appraiser shall be paid by the Company Shareholder, provided, that if the final determination by the Appraiser in any examination conducted pursuant to this Section is greater than the Net Sales, Sublicense Fees or ROW Distributor Revenues, as the case may be, set forth on the relevant Contingent Payment Certificate by an amount equal to 5% or more, then Parent shall pay all of the fees and expenses of the Appraiser and all reasonable out-of-pocket costs and expenses actually incurred by the Company Shareholder in connection with any Audit.

(g) Final Calculation and Payment of Contingent Sales Payment. With respect to any Contingent Sales Payment for any Payment Quarter:

(i) In the event the Company Shareholder does not deliver a Dispute Notice with respect to the Contingent Sales Payment set forth on the Contingent Payment Certificate delivered for such Payment Quarter within the Dispute Period, or the Company Shareholder delivers to Parent a written notice informing Parent of its agreement with the Contingent Sales Payment set forth on such Contingent Payment Certificate, the Contingent Sales Payment set forth in the relevant Contingent Payment Certificate shall irrevocably be deemed to be the final such Contingent Sales Payment for such Payment Quarter for all purposes of this Agreement.

(ii) In the event that the Company Shareholder delivers a Dispute Notice with respect to a Contingent Sales Payment, and Parent and the Company Shareholder shall mutually determine the Agreed Contingent Payment Amount, then the Agreed Contingent Payment Amount shall irrevocably be deemed to be the final such Contingent Sales Payment for such Payment Quarter for all purposes of this Agreement and Parent shall, within ten (10) days after such Agreed Contingent Payment Amount is determined, pay the amounts required to be paid based on such Agreed Contingent Payment Amount.

(iii) In the event that the final Contingent Sales Payment for such Payment Quarter is determined by an Appraiser, and additional amounts are owed by Parent or Purchaser, then Parent and Purchaser shall, within ten (10) days after such determination, pay such additional amounts, and if Parent and Purchaser paid in excess of what was due, then Parent and Purchaser will have the right to offset future the excess against future Contingent Sales Payment.

(iv) The determination of any Contingent Sales Payment shall, in the absence of fraud and willful misconduct, be conclusive, and in the absence of fraud and willful misconduct, the Buyer Group, the Company Shareholder and Appraiser shall each be free from any and all liability resultant from such determination except as expressly set forth herein.

(h) Unilateral Right of Set-Off. Subject to the express limitations and procedures set forth in ARTICLE 9 hereof, the obligation of Purchaser to make any Contingent Payment shall be qualified by the right of Purchaser to reduce the amount of any one or more of the Milestone Payments or the Contingent Sales Payments, by the amount of any Indemnifiable Damages for which an Indemnified Person may be entitled to indemnification pursuant to ARTICLE 9; provided, that the right of Purchaser to reduce any Contingent Payment pursuant to this Section is subject to the limitations, notice requirements and procedures set forth in ARTICLE 9. In the event that (A) Purchaser sets off the amount of any Contingent Payment by the amount of any Indemnifiable Damages that have not been, at the time such Contingent Payment is made, incurred by Purchaser or (B) the Company Shareholder objects to a Claim Certificate as set forth in Section 9.6, and it is later finally determined that the full amount of such Indemnifiable Damages will not be incurred by Indemnified Person, or the applicable Indemnified Person is not entitled to indemnification pursuant to ARTICLE 9 with respect to any portion of such Indemnifiable Damages, as the case may be, then, following such determination, Purchaser shall pay to the Company Shareholder and Teva, promptly after such determination and without interest, the amount of the prior reduction attributable to such Indemnifiable Damages that will not be incurred by Purchaser (or for which the applicable Indemnified Person is not entitled to indemnification) in the form of an additional Contingent Payment that is otherwise paid in accordance with the terms of this Agreement.

(i) No Security. The Company Shareholder understands and agrees that (a) the contingent rights to receive any Contingent Payment will not be represented by any form of certificate, are not transferable, except by operation of law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in any member of the Buyer Group, (b) neither the Company Shareholder nor Teva shall have any rights as a security holder of any member of the Buyer Group as a result of the Company Shareholder’s or Teva’s contingent right to receive any Contingent Payment hereunder and (c) no interest is payable with respect to any Contingent Payment.

(j) Contingent Payments Not Royalties. The Contingent Payments provided for pursuant to this Agreement are provided as a result of bona fide difficulties in determining the present value of the Company. The Contingent Payments represent (and shall be reported by Parent and Purchaser as) additional consideration for the Company Ordinary Shares and are not intended to be royalty payments.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Purchaser under this ARTICLE 2), the Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Israel. The Company has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in liability that is material to the Company. The Company is not in violation of any of the provisions of its Articles of Association.

(b) Except as set forth on Schedule 2.1(b) of the Company Disclosure Letter, the Company has and, since its inception has had, no subsidiaries or any Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors (or similar body) of the Company; (ii) the names of the members of each committee of the Board of Directors (or similar body) of the Company; and (iii) the names and titles of the officers of the Company.

(d) Schedule 2.1(d) of the Company Disclosure Letter sets forth (i) a list of all jurisdictions throughout the world in which the Company is authorized or qualified to do business as a foreign corporation, (ii) a true, correct and complete listing of the locations of all sales office, manufacturing facilities, and any other office or facilities of the Company and (iii) a true and complete list of all jurisdictions in which the Company maintains any employees or contractors.

2.2 Capital Structure.

(a) The authorized share capital of the Company consists of NIS 20,000, divided into 2,000,000 Company Ordinary Shares. As of the Agreement Date, (i) a total of 1,317,398 Company

Ordinary Shares are issued and outstanding and (ii) there are no other issued and outstanding share capital or other securities of the Company and no outstanding commitments or Contracts to issue any share capital or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Option Plans. As of the Closing Date, (i) a total of 1,102,021 Company Ordinary Shares are issued and outstanding and (ii) there are no outstanding Company Options or other issued and outstanding share capital or other securities of the Company and no outstanding commitments or Contracts to issue any share capital or other securities of the Company. The Company holds no treasury shares. Schedule 2.2(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any Company Ordinary Shares and the number of such shares so owned by such Person. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding Company Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Articles of Association of the Company or any Contract to which the Company is a party or by which the Company is bound. All corporate actions and proceedings on the part of the Company in connection with all transactions involving the sale of the Company’s securities among and between the Company’s present and past shareholders have complied with all applicable securities laws. The Company has never declared or paid any dividends on any Company Ordinary Shares. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under any securities laws any Company Ordinary Shares or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding Company Ordinary Shares were issued in compliance with any applicable Legal Requirements and all requirements set forth in the Articles of Association and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. The Company Shareholder is the sole legal and beneficial owner of the Company Ordinary Shares set forth on Schedule 2.2(a) of the Company Disclosure Letter as being so owned by the Company Shareholder and constitute the entire interest of the Company Shareholder in the issued and outstanding share capital or voting securities of the Company, and, to the Company’s knowledge, no other Person has any right, title or interest in or to such Company Ordinary Shares. As of the Agreement Date, Teva is the sole legal and, to the Company’s knowledge, beneficial owner of the Company Ordinary Shares set forth on Schedule 2.2(a) of the Company Disclosure Letter as being so owned by Teva and constitute the entire interest of Teva in the issued and outstanding share capital or voting securities of the Company, and, to the Company’s knowledge, no other Person has any right, title or interest in or to such Company Ordinary Shares.

(b) As of the Agreement Date, the Company has reserved 52,632 Company Ordinary Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 51,450 shares are subject to outstanding and unexercised Company Options, and 1,182 shares remain available for issuance thereunder. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plan, including the number of Company Ordinary Shares subject to each Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the tax track under which such Options were granted under the ITO, the term of each Company Option, and the plan from which such Company Option was granted. In addition, Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule shall be a subset Schedule 2.2(b)-1 of the Company Disclosure Letter) of all holders of outstanding Company Options that are held by Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company. Correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the Company Ordinary Shares purchased under such option) have been provided to Purchaser’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Purchaser’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Purchaser’s counsel. No benefits under any of such Company Option Plans will accelerate in connection with the Share Purchase. No other outstanding Company Options, whether under the Company Option Plans or otherwise, will be accelerated in connection with the Share Purchase. All Company Options were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts, including, but not limited to the Company Option Plans. Each Option granted under the “capital gain track” described in Section 102(b)(2) of the ITO was notified to and deposited with the Section 102 Trustee in a timely manner in accordance with the requirements of current ITA guidelines so as to qualify as capital gain track grants.

(c) Other than as set forth on Schedules 2.2(a), 2.2(b)-1, and 2.2(b)-2 of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any Company Ordinary Shares or any Company Options or other rights to purchase Company Ordinary Shares or other securities of the Company, from the Company or the Company Shareholder or, to the Company’s knowledge, Teva.

(d) No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e) Except for the Company Options described in Schedule 2.2(b)-1 and 2.2(b)-2 of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Ordinary Shares, Company Options or other rights to purchase Company Ordinary Shares or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract. There are no Contracts relating to voting, purchase, sale or transfer of any Company Ordinary Shares (i) between or among the Company and any Company Securityholder, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders. Neither the Company Option Plan nor any Contract of any character to which the Company is a party to or by which the Company is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Share Purchase or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Purchaser, or any other event, whether before, upon or following the Share Purchase or otherwise.

(f) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any Company Ordinary Shares and the number and kind of such shares so owned. The number of such shares set forth as being so owned by such Person will constitute the entire interest of such person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any Company Ordinary Shares and/or Company Options from the Company. In addition, the Company Ordinary Shares disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Articles of Association of the Company or any Contract to which the Company is a party or by which it is bound.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors, has approved and adopted this Agreement and approved the Share Purchase. The vote of the Company Shareholders is required in connection with the execution, delivery or performance of this Agreement by the Company or the Company Shareholder and the consummation of the Share Purchase and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or to the knowledge of the Company, any of the Company Ordinary Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Articles of Association, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any of their respective material properties or assets, or (C) any Legal Requirements applicable to the Company or any of their respective material properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the OCS Notice and the execution by Purchaser of an undertaking in customary form in favor of the OCS to comply with the applicable Israeli Encouragement of Industrial Research and Development Law, 1984, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to consummate the Share Purchase or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d) The Company, its Board of Directors and the Company Shareholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company will not be applicable to any of the Company or Purchaser or to the execution, delivery of, or performance of the transactions contemplated by this Agreement or to the Transactions.

2.4 Financial Statements.

(a) The Company has delivered to Purchaser its audited consolidated financial statements for each of its fiscal years ending December 31, 2013, December 31, 2012 and December 31, 2011 (including, in each case, balance sheets, statements of operations and statements of cash flows (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, and (v) are true, complete and correct in all material respects.

(b) The Company has no Liabilities of the type that would be required to be disclosed as a liability on a balance sheet prepared in accordance with IFRS, or in footnotes that would be included with financial statements prepared in accordance with IFRS, other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of December 31, 2013 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since December 31, 2013 (the “Company Balance Sheet Date”) in accordance with the Company’s budget as approved by its Board of Directors, a copy of which has been made available to Purchaser (the “Company Budget”), and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with IFRS consistently applied and are adequate.

(c) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with IFRS and (B) to maintain accountability for assets, (iii) that access to assets is permitted only in accordance with management authorization, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor the Company’s independent auditors, nor to the Company’s knowledge, any current or former employee, consultant or director of Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Board of Directors or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in International Accounting Standards No. 37 (“IAS 37”), Provisions, Contingent Liabilities and Contingent Assets, issued by the International Accounting Standards Board in September 1998) that are not adequately provided for in the Company Balance Sheet as required by said IAS 37. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

(d) Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

(e) Schedule 2.4(e) of the Company Disclosure Letter accurately lists all indebtedness of Company for money borrowed (“Company Debt”), including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

2.5 Absence of Certain Changes. Since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and:

(a) there has not occurred a Material Adverse Effect on the Company,

(b) the Company has not made or entered into any Contract or letter of intent with respect to, or otherwise effected, any acquisition, sale, license, disposition or transfer of any asset of the Company,

(c) except as required by IFRS, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) by the Company or any revaluation by the Company of any of its assets,

(d) the Company has not made any Tax election, prepared any Tax Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company, or settled any claim relating to Taxes,

(e) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities,

(f) the Company has not entered into, amended, renewed or terminated any Material Contract, and there has not occurred any default or breach under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound,

(g) there has not occurred any amendment or change to the Articles of Association,

(h) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any adoption or modification of any employee benefit plan or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and neither the Company has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons,

(i) there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of the Company,

(j) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company,

(k) the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person,

(l) the Company has not paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date,

(m) the Company has not incurred any Liability to its directors, officers or shareholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice),

(n) the Company has not cancelled or waived any Liabilities owed to it,

(o) the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $100,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

(p) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company,

(q) the Company has not sold, disposed of, transferred or licensed to any Person any rights to any Company-Owned IP Rights,

(r) there has been no application for or receipt of a Government Grant, and

(s) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim (including any claim for injury by participants in clinical studies), mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), nor, to the knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation. There is no judgment, decree, injunction or order against the Company, any of its assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby. The Company does not have any Legal Proceeding pending against any other Person. Schedule 2.6 of the Company Disclosure Letter contains a complete and accurate description of all Legal Proceedings, during the past seven (7) years, to which the Company has been a party or which relate to any its assets or properties or any of its officers or directors (in their capacities as such or relating to their employment, services or relationship with the Company), or any such Legal Proceedings which were settled prior to the institution of formal proceedings, other than Legal Proceedings brought by the Company for collection of monies owed in the ordinary course of business.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company that has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company to engage in any line of business, to sell, license or otherwise distribute services or the Company Product in any market or geographic area, or to compete with any Person.

2.8 Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any applicable Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. To the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. Neither the Company nor any director, officer, or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. The Company has materially complied with all of the terms of the Company Authorizations. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.9 Title to, Condition and Sufficiency of Assets.

(a) The Company has good and valid title to, or valid leasehold interests in, all of its respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. The plant, property and equipment of each of the Company that are used in the operations of their its businesses are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under IFRS to be so reflected. Schedule 2.9(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company. The Company has adequate rights of ingress and egress into any real property used in the operation of the Business. The Company has heretofore provided to Purchaser’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.

(b) The assets owned by the Company constitute all of the assets that are necessary for the Company to conduct, operate and continue the business of the Company as such business is currently conducted , and (ii) constitute all of the assets that are used in the business of the Company as such business is currently conducted, without the breach or violation of any Contract.

2.10 Intellectual Property Rights.

(a) The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license to, all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted and as currently proposed by the Company to be conducted by the Company.

(b) The Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(c) The Company owns and has good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). To the knowledge of the Company, the right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Encumbrances) (for clarity, Company does not make any representation or warranty that the Third Party Intellectual Property Rights are free of Encumbrances).

(d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of the Company or Purchaser to use, possess, sell or license any Company-Owned IP Right or portion thereof.

(e) Schedule 2.10(e) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all Company Registered Intellectual Property, including the owner(s) of each such item of Company Registered Intellectual Property and the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 2.10(e) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(f) To the knowledge of the Company, each item of Company Registered Intellectual Property is valid and enforceable (or in the case of applications, subsisting), and no such item has been abandoned or allowed to lapse. The Company Registered Intellectual Property listed in Schedule 2.10(f) of the Company Disclosure Letter has been filed, prosecuted and maintained in good faith and in a commercially reasonable manner and in compliance with applicable Legal Requirements, and is in good administrative standing. All registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property listed in Schedule 2.10(f) of the Company Disclosure Letter have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s or the relevant licensor’s ownership interests therein. To the knowledge of the Company, none of the Company Registered Intellectual Property is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition, or cancellation claim or proceeding or any claim or proceeding, and the Company has not received any written notice from any Person regarding any such claim or proceeding and to the Company’s knowledge no grounds exist for any such action or proceeding. To the knowledge of the Company, there is no threatened claim or proceeding of the nature described in the immediately preceding sentence, nor any facts or circumstances that could reasonably be expected to give rise to the same. The Company has not entered into any Contract granting any person the right to control the prosecution of any of the Company Registered Intellectual Property listed in Schedule 2.10(f) of the Company Disclosure Letter.

(g) The Company is not or shall not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of Company IP Rights Agreements and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Company (as wholly-owned by Purchaser) will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(h) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(i) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than (i) one time, lump-sum fees payable for end-user or other licenses to generally commercially available software or products and (ii) salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP Rights by the Company.

(j) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement. The Company has not entered into any Contract granting any Person the right to bring infringement, or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned IP Rights.

(k) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Rights or which contests the validity, ownership or right of the Company to own or exercise any Intellectual Property right and to the Company’s knowledge no grounds exist for any such suit, action or proceeding. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Rights.

(l) To the knowledge of the Company, the Company has no Liability for infringement or misappropriation of Third Party Intellectual Property Rights or for unfair competition or unfair trade practices under the laws of any jurisdiction. To the knowledge of the Company, the operation of the business of the Company as such business is currently conducted and as currently proposed by the Company to be conducted by the Company has not and does not infringe(d) or misappropriate(d) any Third Party Intellectual Property Rights and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the operation of the business of the Company will infringe, is infringing or has infringed on or misappropriated any Third Party Intellectual Property Rights, or constitutes or has constituted unfair competition or unfair trade practices under the laws of any jurisdiction. The Company has not received any opinion of counsel that any Company Product or the operation of the business of the Company as previously or currently conducted by the Company infringes or misappropriates any Third Party Intellectual Property Rights.

(m) None of the Company-Owned IP Rights, the Company Products, or the Company is subject to any proceeding or outstanding order, or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (B) restricting the conduct of the business of the Company in order to accommodate Third Party Intellectual Property Rights.

(n) The Company has secured from all Persons who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights and Company Registered Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company, waiving all moral rights (to the extent applicable), and waiving any right or interest in and to any royalty or other remuneration provided by local custom, administrative regulation, governmental statute or otherwise (including under Section 134 of the Israeli Patent Law 1967 and any other applicable Legal Requirement).

(o) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed, created or discovered any Company-Owned IP Rights for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights to any Intellectual Property in the Company-Owned IP Rights.

(p) The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(q) No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, nor any option to obtain any such right, license, claim or interest.

(r) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights, including, but not limited to, trade secrets (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company or such Affiliate and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).

(s) To the knowledge of the Company, all Company Products sold or delivered by the Company and all services provided by or through the Company on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof) and applicable Legal Requirements.

(t) Neither the Company nor, to the knowledge of the Company, any other Person then acting on the Company’s behalf has disclosed, delivered or licensed to any third party Person, agreed to disclose, deliver or license to any third party Person, or permitted the disclosure or delivery to any escrow agent or other third party Person of, any Company Proprietary Specifications. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on the Company’s behalf to any third party Person of any Company Proprietary Specifications.

(u) The Company has complied with all applicable Legal Requirements and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. The Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(v) The Company has implemented and maintains a comprehensive security plan which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (ii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising unencrypted data containing personally identifiable information. To the knowledge of the Company, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control.

(w) Except as set forth in Schedule 2.10(w), no funding from any granting agency and no government funding (including OCS funding), facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of any Company-Owned IP Rights. To the knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Company-Owned IP Rights, or performed such services prior to the period of time during which such employee, consultant or independent contractor performed services for the Company such that a government, university, college or other educational institution or research center is entitled to notice or any other right or benefit in connection with any Company-Owned IP Rights. The Company is not a party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to any Company-Owned IP Rights.

2.11 Confidentiality Agreements. Commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company, and all other information the value of which to the Company is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, except as listed in Schedule 2.11-A, each current or former employee, officer, director of the Company or consultant or agent or independent contractor of the Company who had, has or is proposed to have access to confidential and/or proprietary information of the Company is a signatory to and bound by a confidentiality agreement in the form attached as Schedule 2.11-B.

2.12 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public, including without limitation the Israeli Hazardous Substances Law, 1993 and related regulations.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(iii) “Property” shall mean all real property leased or owned by the Company either currently or in the past.

(iv) “Facilities” shall mean all buildings and improvements on the Property.

(b) (i) All Hazardous Materials and wastes of the Company have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) the Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices or Legal Proceedings are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended to date, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vi) to the Company’s knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) the Facilities and the Company’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.

(c) Complete and accurate copies of all written environmental reports, audits or assessments, which have been conducted, either by the Company, or any Person engaged by the Company for such purpose, at any Facility or Property owned of formerly owned by the Company have been made available to Purchaser and a list of all such reports, audits and assessments is set forth on Schedule 2.12(c) of the Company Disclosure Letter. The listing of such reports on Schedule 2.12(c) of the Company Disclosure Letter does not in any way create any exceptions to the representations and warranties of this Schedule 2.12, and any such exceptions shall be specifically set forth in the appropriate paragraph of Schedule 2.12 of the Company Disclosure Letter.

2.13 Taxes.

(a) The Company, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes required to be paid. All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements. The Company has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company. The Company has not requested or received any legal or accounting opinions relating to any position taken on any Tax Return that has not been made available to Purchaser.

(b) (i) the Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date, (ii) the Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date, and (iii) the Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to or through the Closing Date.

(c) All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Entity against the Company have been fully paid or finally settled.

(d) To the knowledge of the Company, there is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no formal or informal audit or pending audit of, administrative or judicial Tax proceedings, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, (iv) no agreement to any extension of time for filing any Tax Return which has not been filed and (v) no power of attorney granted by or with respect to the Company relating to Taxes that is currently in force. The Company has not received from any Governmental Entity any (i) notice, whether or not in written form, indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) notice, whether or not in written form, of deficiency or proposed adjustment for any amount of Tax.

(e) To the Company’s knowledge, no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f) The Company has timely reported, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder, or other third party.

(g) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any Liability or potential Liability to another party under any such agreement.

(h) Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(i) To the Company’s knowledge, the Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending on or prior to the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (i) agreement in writing with any Tax Authority relating to the liability of the Company in respect of any Tax for any taxable period ending on or prior to; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(j) The Company has provided to Purchaser all material information and documentation relating to any Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company and all such documentation and information are true and correct in all material aspects.

(k) The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authority.

(l) The Company has provided to Purchaser all documentation relating to any applicable Tax holidays or incentives. To the knowledge of the Company, the Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(m) The Company has timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company.

(n) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) The Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable foreign law, has, within the time and in the manner prescribed by law, withheld from Taxes (including employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(p) None of the Company or the Company Shareholder (with respect to the Shares held by it) is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the ITO.

(q) The Company has not undertaken any transaction which will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning.

(r) The Company has collected all amounts on account of any Israeli Value Added Tax (“VAT”) required by the Israeli Laws and Regulations to be collected by it, and has remitted to the appropriate Governmental Entity any such amounts required by applicable Israeli Legal Requirements within the time prescribed by such requirements. The Company has not deducted any input VAT, received any refund of VAT or claimed zero rate VAT that such the Company was not so entitled to deduct, receive or claim, as applicable.

(s) Any related party transactions subject to Section 85A of the ITO conducted by the Company have been on an arms-length basis in accordance with Section 85A of the ITO and the regulations promulgated thereunder.

(t) Except as otherwise provided in Schedule 2.13(t) of the Company Disclosure Letter, the Company has not received any “taxation decision” (hachlatat misui)from the ITA.

(u) Except as otherwise provided in Schedule 2.13(u) of the Company Disclosure Letter, neither the Company nor any Company Shareholder (on behalf of or in connection with the Company) has applied for or received any Government Grants from any supranational, national, local or foreign Governmental Entity, including the OCS. The Company has made available to Purchaser copies of all material documents requesting or evidencing Government Grants, Government Grants received and of all letters of approval, certificates of completion, and supplements and amendments thereto and all material correspondence related thereto. Section 2.13(u) of the Company Disclosure Letter sets forth: (a) all material undertakings of the Company given in connection with the Government Grants; (b) the aggregate amount of each Government Grant; (c) the aggregate outstanding obligations of the Company under each Government Grant with respect to royalties or other payments; (d) the outstanding amounts to be paid by any Governmental Entity to the Company under the Government Grants, if any and (e) the composition of such obligations or amount by the patent, other Intellectual Property, product or product family to which it relates. The Company is in compliance, in all material respects, with the terms and conditions of all Government Grants and have duly fulfilled, in all material respects, all the undertakings required to be fulfilled thereby prior to the date hereof. To the knowledge of the Company, there is no event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Government Grants. To the knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated under this Agreement, would reasonably be expected to (with or without notice or lapse of time) give rise to any right to revoke, withdraw, suspend, cancel, terminate or modify any Government Grant identified or required to be identified in Schedule 2.13(u) of the Company Disclosure Letter.

(v) The Company has provided to Purchaser all material information, documentation and records relating to the costs and expenses of all research and development, activities, testing, clinical results, regulatory filings, commercialization efforts, and manufacturing relating to the Company Eligible Product and the Company Eligible IP, and all such information, documentation and records are true and correct in all material aspects.

2.14 Employee Benefit Plans and Employee Matters. The Company does not have any employees who reside or work outside of the State of Israel. With respect to employees of the Company who reside or work in Israel (each, an “Israeli Employee”), except as set forth in Schedule 2.14: (i) the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the employment Contract with such Israeli Employee or applicable Legal Requirements, (ii) all obligations of the Company to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law, 1963, are fully funded or accrued on the Financial Statements, whether in accordance with Section 14 or otherwise, (iii) no Israeli Employee’s employment by the Company requires any special license, permit or other authorization of a Governmental Entity, (iv) there are no foreign employees employed by the Company in Israel; (v) there are no material unwritten policies, practices or customs of the Company that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Legal Requirements or under the terms of such Israeli Employee’s employment Contract (including, by way of example, material unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Legal Requirements), (vi) all amounts that the Company is legally or contractually required either (A) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund (‘keren hishtalmut’) or other similar funds or (B) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the ITA and National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments to be made in the ordinary course of business, consistent with past practice), and (vii) the Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, The Employment by Human Resource Contractors Law, 1996, and Law for Increased Enforcement of Labor Laws, 2011, and (viii) the Company has not engaged any consultants, sub-contractors or freelancers, in a full-time position engaged on the Company’s premises. The Company is not subject to, and no employee of the Company benefits from, any extension order (‘tzavei harchava’)

except for such extension orders which generally apply to all private sector employees in Israel. The Company has furnished to Purchaser (x) copies of all Contracts with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers and (y) copies of material manuals and material written policies relating to the employment of Israeli Employees or termination thereof. There is no liability with respect to pension or provident funds and/or severance pay and/or in any other respect in connection with the employment of former employees of the Company and/or the termination of their employment.

2.15 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the employees or shareholders of the Company, nor any immediate family member of an officer, director, employee or shareholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or shareholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the knowledge of the Company, none of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of shareholders under applicable Legal Requirements.

2.16 Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.16 of the Company Disclosure Letter. Schedule 2.16 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well all material claims made under such policies and bonds since inception. The Company has provided to Purchaser correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.17 Books and Records. The Company has provided to Purchaser or its counsel correct and complete copies of each document that has been requested by Purchaser or its counsel in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Purchaser or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Articles of Association as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company, (d) the shareholder registry, journal and other records reflecting all share issuances and transfers and all stock option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company provided to Purchaser contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Financial Statements.

2.18 Material Contracts.

(a) Schedule 2.18, which identifies each contract by applicable subsection(s), sets forth all of the Contracts, to which the Company is a party or by which the Company or its assets may be bound (each, a “Material Contract” and collectively, “Material Contracts”):

(i) all licenses, sublicenses and other Contracts pursuant to which the Company has (A) granted any Person any right or interest in any Company IP Rights (except with respect to manufacturers and other service providers who were granted a non-exclusive license to use Company IP Rights solely in connection with the provision of their services to the Company), or (B) agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights;

(ii) other than end-user licenses to generally commercially available software that have an individual acquisition cost of $1,000 or less, all licenses, sublicenses and other Contracts pursuant to which the Company acquired or is authorized to exercise any rights in Intellectual Property;

(iii) any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market, therapeutic or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services;

(iv) any Contract providing for the development of any compound, product or product candidate, technology or Intellectual Property, independently or jointly, by or for the Company, including, but not limited to, any proof-of-concept, collaboration, development or co-development agreement; any Contract to license or authorize any third party to manufacture any Company Products;

(v) any Contract involving a supply or tolling agreement or arrangement (including without limitation, any Contract for the supply of raw materials, intermediates, bulk or finished drug product, research, clinical trial, development, distribution, or sale) that commits the Company to purchase goods or services or to sell any supplies for clinical studies or commercial use;

(vi) Contracts of the Company with any current or former employees, officers, directors of the Company or consultants or agent or independent contractors are parties;

(vii) partnership or joint venture Contracts with any Person;

(viii) leases from or to any Person of any real or personal property;

(ix) Contracts under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Company Debt or which provides for the imposition of any Encumbrance on any of its assets, tangible or intangible;

(x) Contracts which restrict the ability of the Company to solicit for hire or to hire any Person;

(xi) Contracts obligating any Person to maintain confidentiality of information relating to the Company or obligating the Company to maintain confidentiality of information relating to any Person;

(xii) stock Contracts, asset Contracts or other acquisition or divestiture Contracts entered into by the Company at any time since its inception;

(xiii) Contracts with respect to the lending or investing of funds by the Company to or in any Person;

(xiv) collective bargaining Contracts with any labor union;

(xv) settlement Contracts of any nature;

(xvi) Contracts relating to Government Grants

(xvii) Contracts not otherwise required to be disclosed by this Section 2.18, requiring payments after the date hereof to or by the Company of more than $100,000 over the life of the Contract unless terminable by the Company on less than 10 days’ notice without payment or penalty; or

(xviii) Contracts which, individually or with all other Contracts with the same or Affiliated parties (whether or not required to be disclosed under any of the other clauses of this Section 2.18), are material to the Company irrespective of amount.

(b) The Company has delivered to Purchaser a true and complete copy of each Material Contract (including all amendments thereto) required to be listed in Schedule 2.18. Neither the Company nor, to the Company’s knowledge, any other party to any Material Contract, is in breach or violation of, or default under, any of the Material Contracts and no event has occurred which, with notice or lapse of time or both would constitute a breach, violation or default thereof or permit termination or modification thereof or acceleration thereunder. The Company has not waived any material rights under any Material Contract. Each Material Contract is a valid agreement, binding, in full force and effect and enforceable by the Company in accordance with its terms, except in each case where enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Legal Requirements affecting the enforcement of creditors’ rights and (ii) general rules governing specific performance, injunctive relief and other equitable remedies.

2.19 Certain Regulatory Matters.

(a) The Company has conducted, and is conducting, its business in full compliance with all applicable rules and regulations including, without limitation, applicable portions of the FD&C Act, the PHSA, and applicable similar laws outside of the United States.

(b) The Company has complied with all Regulatory Authority regulations and requirements including, without limitation, those relating to drug development, the Investigational New Drug Application (“IND”) (or its equivalent if filed outside of the United States), clinical and preclinical testing, manufacture, storing, recordkeeping, distribution, as well as Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices (as such terms are defined by applicable Regulatory Authorities and applicable ICH guidelines and guidances issued by a Regulatory Authority in effect at the relevant time).

(c) The Company has not (nor, to Company’s knowledge, has any supplier, contract manufacturer or clinical or laboratory site) received any Warning Letter, Form 483, untitled letter, or similar letters or notices issued by a Regulatory Authority or any other Governmental Entity, domestic or foreign, alleging any violation of any applicable Legal Requirement. The Company has not received any notice from any Regulatory Authority or Governmental Entity of any intent to bring any enforcement action against the Company, including, but not limited to, any consent decree, injunction, seizure, or criminal or civil prosecution. Schedule 2.19(c) lists all serious as well as non-serious adverse experiences with the Company Product or compounds and all such serious and frequent non-serious adverse experiences from all clinical sites. The Company has provided Purchaser with any finding from tests in laboratory animals that suggests a significant risk for human subjects, including reports of mutagenicity, teratogenicity, or carcinogenicity. The Company has reported all serious and/or unexpected adverse events to the appropriate Regulatory Authority in accordance with applicable reporting obligations, and has provided Purchaser with copies of all such reports. There have been no product recalls conducted by or issued to the Company and no requests from any Regulatory Authority requesting the Company to cease to investigate, test, manufacture or distribute the Company Product or study drugs.

(d) To the knowledge of the Company, all animal studies or other preclinical tests performed in connection with or intended to be submitted to any Regulatory Authority in support of approval or clearance of the Company Product either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 (“GLPs”), and, where applicable, the Israeli Prevention of Cruelty to Animals Law (Research Using Animals), 1994, and regulations promulgated thereunder, or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company. The Company has not received any written notice or other written communication from any Governmental Entity requiring the termination or suspension of any preclinical study with respect to the Company Product.

(e) All studies and clinical trials conducted by or on behalf of the Company are listed on Schedule 2.19(e)-1. True, complete and accurate copies of all data and reports with respect to the studies and trials listed in Schedule 2.19(e)-1 have been provided for review to Purchaser and the Company has otherwise provided for review all preclinical and clinical studies and trials and all other information regarding the efficacy and safety of the Company Product or study drugs. The Company has heretofore provided for review to Purchaser all correspondence and contact information between the Company and any Regulatory Authority or other Governmental Entities regarding the Company Product and study drugs, and, to the extent provided to the Company, between any Regulatory Authority and other Governmental Entities relating to the Company, its clinical studies or trials, or the Company Product and study drugs. All clinical trials conducted by or on behalf of the Company have been, or are being, conducted in full compliance with Good Clinical Practice (“GCP”) requirements, as that term is defined by applicable Regulatory Authorities. The Company has not received any written notice or other written communication from any Governmental Entity requiring the termination or suspension of any clinical trial with respect to the Company Product.

(f) (i) the Company has obtained all consents, clearances, approvals, certifications, authorizations, licenses and permits of, and has made all filings with, or notifications to, all Regulatory Authorities pursuant to applicable requirements of all Regulatory Authority regulations, and all applicable Legal Requirements, including all consents, clearances, approvals, certifications, authorizations, licenses, and permits to permit the design, development, testing, and manufacture of the Company Product in jurisdictions where it currently conducts such activities, including any authorizations required to be obtained with respect to the conduct of clinical studies pursuant to the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human

Subjects), as was in effect at the relevant time; and (ii) all representations made by the Company in connection with any such consents, clearances, approvals, certifications, authorizations, licenses, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made.

(g) Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or other Governmental Entity, failed to disclose a material fact required to be disclosed to any Regulatory Authority or other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any Regulatory Authority or other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar law outside of the United States.

(h) To the Company’s knowledge, the Company has not used in any capacity the services of any Persons debarred under any country’s debarment provisions, including, but not limited to, subsections 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992, disqualified as a testing facility under CFR Part 58, subpart K, or disqualified as a clinical investigator under 21 CFR 312.70, in connection with any of the services performed by Company or its contractors. To the Company’s knowledge, there are no pending or threatened actions, suits, claims, investigations or legal or administrative proceedings relating to the debarment or disqualification of any Person performing any services for Company. Neither the Company nor, to the Company’s knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Legal Requirement.

(i) The Company either directly or indirectly through its clinical sites has obtained all necessary patient consents, including privacy authorizations, informed consent, and applicable institutional review board approvals (initial and ongoing) of patient consents and protocols to conduct all clinical studies.

2.20 Accounts Receivable and Payable.

(a) As determined in accordance with IFRS, the Company does not have any accounts receivable.

(b) All accounts payable and notes payable of the Company arose in the ordinary course of business, consistent with past practices in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than sixty (60) days in its payment.

2.21 Inventory. Schedule 2.21 sets forth a complete and accurate list of all inventory of raw materials, components, active pharmaceutical ingredients, packaging materials and final finished products as well as the location of such inventory and expiration dates for all such inventory, if applicable. All such inventory is in good and usable condition, has been manufactured and stored in accordance with Good Manufacturing Practices and can reasonably be anticipated to be used and consumed in the ordinary course of business.

2.22 Transaction Fees. The Company is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other transaction contemplated by this Agreement.

2.23 Data Protection and Privacy. The Company has (i) complied in all material respects with all applicable Legal Requirements with respect to data protection and privacy (including Israel’s Protection of Privacy Law, 1981, and related regulations and directives) and other applicable Legal Requirement regarding the disclosure of data, and (ii) without derogation from subsection (i), otherwise taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to the Company by any party in accordance with its applicable law or privacy policies.

2.24 Anti-Corruption. Neither the Company nor any of its officers, directors, employees, shareholders, agents or representatives, nor to the Company’s knowledge, any Person associated with or acting for or on behalf of the Company, have directly or indirectly, unlawfully: (a) made or attempted to make or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services in order (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded on the Company’s books and records.

2.25 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDER

The Company Shareholder represents and warrants to Purchaser as follows:

3.1 Power and Capacity. The Company Shareholder possesses all requisite capacity necessary to carry out the transactions contemplated by this Agreement.

3.2 Enforceability; Non-contravention.

(a) This Agreement has been duly executed and delivered by the Company Shareholder, and constitutes a valid and legally binding obligation, enforceable against the Company Shareholder in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance by the Company Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Company Ordinary Shares pursuant to (i) any Contract or Order to which the Company Shareholder is subject or (ii) any applicable Legal Requirements, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to the Company Shareholder’s ability to consummate the Share Purchase or to perform its obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would reasonably be expected to adversely affect the ability of the Company Shareholder to consummate the Share Purchase or any of the other transactions contemplated hereby, except for (i) such filings and notifications as may be required to be made by the Company Shareholder in connection with the Share Purchase and other Transactions under the HSR Act, the RTPA and other applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act, the RTPA and other applicable foreign antitrust laws.

3.3 Title to Shares. The Company Shareholder owns of record and beneficially the Company Ordinary Shares as set forth opposite the Company Shareholder’s name on Schedule 2.2(a) of the Company Disclosure Letter, and has good and valid title to such Company Ordinary Shares, free and clear of all Encumbrances and, at Closing and contingent thereon, shall deliver to Purchaser good and valid title to such Company Ordinary Shares, free and clear of all Encumbrances and Taxes. The Company Shareholder does not own, and does not have the right to acquire, directly or indirectly, any other Company Ordinary Shares, except as set forth in Schedule 2.2(a) of the Company Disclosure Letter. The Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Company Shareholder to sell, transfer, or otherwise dispose of any Company Ordinary Shares (other than this Agreement). The Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company, except as set forth on the Company Disclosure Letter.

3.4 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of the Company Shareholder, threatened against the Company Shareholder that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

3.5 Solvency. The Company Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with the Company Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented to the Company Shareholder. The consummation of the Share Purchase and the other transactions contemplated hereby shall not constitute a fraudulent transfer by the Company Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of the Company Shareholder.

3.6 Tax Withholding Information. All information, if any, provided or to be provided to the Purchaser, by or on behalf of the applicable Company Shareholder for purposes of enabling Purchaser to determine the amount to be deducted and withheld, if any, from the consideration payable to such Shareholder pursuant to this Agreement under applicable Legal Requirements is and will be accurate and complete when provided.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Niether Parent nor Purchaser is in violation of any of the provisions of its Certificate of Incorporation or Bylaws

(or similar organizational documents). Each of Parent and Purchaser and have the requisite corporate power and authority to conduct its business as it is presently being conducted and as currently proposed to be conducted by Parent and Purchaser and to own, lease or operate its respective properties and assets.

4.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes the valid and legally binding obligation of Parent and Purchaser enforceable against Parent and Purchaser, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance of this Agreement by Parent and Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Purchaser to (i) any Contract or Order to which Parent or Purchaser is subject, (ii) any provision of the Certificate of Incorporation or Bylaws (or similar organizational documents) of Parent or Purchaser, in each case as amended to date, or (iii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Parent or Purchaser’s ability to consummate the Share Purchase or to perform its obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the execution by Purchaser of an undertaking in customary form in favor of the OCS to comply with the applicable Israeli Encouragement of Industrial Research and Development Law, 1984, (ii) such filings and notifications as may be required to be made by Parent or Purchaser in connection with the Share Purchase and other Transactions under the HSR Act, the RTPA or other applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act, the RTPA or other applicable foreign antitrust laws, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Parent or Purchaser’s ability to consummate the Share Purchase or other Transactions or to perform its obligations under this Agreement and would not prevent, alter or delay any of the transactions contemplated by this Agreement.

4.3 Capitalization. As of the Agreement Date, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of December 31, 2013, 20,137,145 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were outstanding. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote are issued or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued in connection with the transactions contemplated hereby will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.4 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of the Parent or Purchaser, threatened against or affecting Parent or Purchaser or any of their Affiliates or any of their respective properties, that, individually or in the aggregate, seek to restrain or enjoin the consummation of the transactions contemplated hereby or would otherwise prevent or materially delay the consummation by Parent and Purchaser of the transactions contemplated hereby or the performance by Parent and Purchaser of its covenants and obligations hereunder.

4.5 No Israeli Presence. Parent maintains no operations in Israel, other than its ownership of Purchaser. Except for Purchaser, which is a newly incorporated wholly-owned subsidiary of Parent that has no operations in Israel, neither Parent nor Purchaser has any subsidiaries incorporated in or operating in Israel, and neither Parent nor Purchaser conducts business on a regular basis in Israel.

4.6 SEC Filings and Financial Statements. Parent has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2013 (the “SEC Reports”). As of its respective date (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such subsequent filing), each SEC Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable to the SEC Reports, as the case may be, and (ii) did not at the time they were filed (or, if subsequently amended or superseded by a filing prior to the Agreement Date, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.7 Solvency. Neither Parent nor Purchaser is bankrupt or insolvent nor proposed a voluntary arrangement or made or proposed any arrangement or composition with the Parent’s or Purchaser’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented to Parent or Purchaser. The consummation of the Share Purchase and the other transactions contemplated hereby shall not constitute a fraudulent transfer by Parent or Purchaser under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Parent or Purchaser.

4.8 Issuance of Shares. The shares of Parent Common Stock comprising a portion of the Total Consideration when issued by Parent in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of the Company Shareholder contained in this Agreement and the Investment Representation Letter and Lock-up Agreement will be duly issued, fully paid and nonassessable, and issued in compliance with Israeli Legal Requirements and United States federal and state securities laws.

4.9 Financing. Parent and Purchaser have, or have available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing:

(a) the Company shall conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser) and in compliance with all applicable Legal Requirements;

(b) the Company shall (A) pay all of its debts and Taxes when due, subject to good faith disputes with the relevant Tax Authority over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, and (D) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with suppliers, licensors, licensees, and others having business dealings with it to the end that its goodwill and going business shall be unimpaired;

(c) the Company shall promptly notify Purchaser of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company taken together or cause any of the conditions to closing set forth in ARTICLE 7 not to be satisfied;

(d) the Company shall assure that each of its Contracts other than with Parent and Purchaser) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Share Purchase or other Transactions, and shall give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and

(e) the Company shall maintain each of its leased premises in accordance with the terms of the applicable lease.

5.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, except as set forth on Schedule 5.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser):

(a) Charter Documents. Cause or permit any amendments to its Articles of Association;

(b) Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share capital, or repurchase or otherwise acquire, directly or indirectly, any shares capital except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, except in accordance with the Teva Share Purchase Agreement;

(c) Material Contracts. Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Share Purchase, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Company Ordinary Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than the issuance of Company Ordinary Shares pursuant to the exercise of Company Options that are outstanding as of the Agreement Date or pursuant to the conversion of the CBI Total Loan Amounts;

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property;

(h) Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(i) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to the Company Product, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Parent’s business activities;

(j) Dispositions. Sell, lease, license or otherwise dispose of any of its properties or assets;

(k) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;

(l) Leases. Enter into any operating lease requiring an annual payment in excess of $50,000 or any leasing transaction of the type required to be capitalized in accordance with IFRS;

(m) Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or shareholder of the Company (other than compensation due for services as an officer or director), or (ii) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n) Non-Budgeted Expenditures. Make any expenditures not included in the Company Budget;

(o) Insurance. Materially change the amount of any insurance coverage;

(p) Termination or Waiver. Cancel, release or waive any claims or rights held by it;

(q) Employee Benefit Plans; Pay Increases. Adopt or materially amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or materially amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements, materially amend any deferred compensation plan, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on Schedule 5.2(q) of the Company Disclosure Letter);

(r) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance (other than statutory severance), retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Purchaser and are set forth on Schedule 5.2(r) of the Company Disclosure Letter);

(s) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Purchaser prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(t) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(u) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date, or apply for or receive a Tax ruling from the ITA on behalf of the Company, or any shareholder of the Company, other than an application to or receipt of a Tax ruling from the ITA with respect to the tax generated from any transaction under this Agreement, including without limitations, an application for a tax arrangement under Section 104H of the ITO;

(v) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in IFRS as concurred with its independent accountants and after notice to Purchaser;

(w) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(x) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(y) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or shareholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 of the Company Disclosure Letter;

(z) Government Grants. Apply for, negotiate or receive a Government Grant;

(aa) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 5.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 7.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 7.3(a) would not be satisfied).

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 8, neither the Company nor the Company Shareholder will, nor will any of them authorize or permit any of their respective officers, directors, Affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of Company or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business consistent with past practice, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Share Purchase. The Company will (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Purchaser and its representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an

Acquisition Proposal and request from each Person (other than Purchaser and its representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company or a Company Shareholder is obligated pursuant to this Section 6.1 not to authorize or permit such Company Representative to take, then the Company and the Company Shareholder, respectively, shall be deemed for all purposes of this Agreement to have breached this Section 6.1.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or Purchaser), or any public announcement of intention to enter into any such agreement (other than in respect of this Agreement) or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, or from the shareholders of the Company, by any Person or Group (as defined below) of more than a 10% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property; or (D) any other transaction outside of the ordinary course of the Company’s business consistent with past practice the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Share Purchase or other Transactions.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder.

(b) The Company shall immediately (but in any event, within 48 hours) notify Purchaser in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent, Purchaser and their Representatives. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Purchaser fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable summary thereof, if it is not in writing, without, however, disclosing the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, or any amendments, correspondence and communications related thereto. The Company shall provide Purchaser with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors) of any meeting of the Board of Directors at which the Board of Directors is reasonably expected to discuss any Acquisition Proposal.

6.2 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Mutual Nondisclosure Agreement, dated as of December 5, 2013 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms, and Purchaser hereby agrees to be bound by such Confidentiality Agreement as if a party thereto to the same extent to which it applies to and is binding upon Parent. The Company Shareholder hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Company Shareholder was a party thereto. With respect to the Company Shareholder, as used in the Confidentiality Agreement the term “Information” shall include information relating to the Share Purchase or this Agreement received by the Company Shareholder after the Closing or relating to the period after the Closing.

(b) Neither Parent, Purchaser nor the Company shall, and each of the Parent, Purchaser and the Company shall cause each of their respective representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use each of Parent’s, Purchaser’s or Company’s name or refer to Parent, Purchaser or the Company directly or indirectly in connection with the transaction contemplated hereby in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent or the Company, as the case maybe, unless required by law or stock exchange regulations (in which event the disclosing or announcing party shall, to the extent feasible, give Parent or the Company, as the case may be, the opportunity to comment on such disclosure prior to the making of such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, after the Closing, Parent and Purchaser may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Parent or Purchaser may, in their sole discretion, determine; provided, however, that in the event of any such press releases or other public statement, in Parent’s good faith judgment, is reasonably likely to include material nonpublic information regarding the Company Product or the Contingent Payments, then Parent shall use commercially reasonable efforts to advise the Company Shareholder in writing of its intention to make such press releases or other public statement (subject, if requested by Parent, the Company Shareholder’s agreement to maintain the confidentiality of such information until such press releases or other public statement is made).

(c) For purposes of securities Law compliance, Parent, Purchaser and the Company Shareholder reserve the right, without the Company’s or Parent’s or Purchaser’s, as the case may be, prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards, in which case the Parent, Purchaser and the Company Shareholder, as the case may be, agrees to (i) advise Parent or the Company Shareholder, as the case may be, of its intention to make such disclosure and (ii) give Parent or the Company Shareholder, as the case may be, and their respective advisors the opportunity to comment on such disclosure prior to the making of such disclosure.

6.3 Regulatory Approvals.

(a) The Company shall, promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act, the RTPA or other applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Purchaser may reasonably request, in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement, including an OCS Notice. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Purchaser to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Purchaser of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated hereby. If the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Purchaser.

(b) Parent and Purchaser shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act, the RTPA or other applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Share Purchase and the other transactions contemplated by this Agreement. Parent and Purchaser shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent or Purchaser with respect to such authorizations, approvals and consents. Parent and Purchaser shall promptly inform the Company of any material communication between Parent or Purchaser and any Governmental Entity regarding any of the transactions contemplated hereby. If Parent or Purchaser or any affiliate of Parent or Purchaser receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Parent and Purchaser shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Parent and Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.

(c) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) neither Purchaser nor the Company or the Company Shareholder shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Purchaser nor the Company or the Company Shareholder shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license, transfer or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of such party or any of its Affiliates or the Company, (2) the discontinuation of any product or service of such part or any of its Affiliates or the, (3) the licensing or provision of any technology, software or other Intellectual Property of such party or any of its Affiliates or the Company to any Person, (4) the imposition of any limitation or regulation on the ability of such party or any of its Affiliates to freely conduct their business or own their respective assets, or (3) the holding separate of the Company Ordinary Shares or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Company Ordinary Shares (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 6.3.

6.4 Reasonable Efforts. Subject to the limitations set forth in Section 6.3, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other transactions contemplated hereby.

6.5 Third Party Consents; Notices. The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all consents, waivers and approvals under each Contract (if any) entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date.

6.6 Litigation. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing:

(a) The Company will (i) notify Purchaser in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened against the Company or any of its directors, officers, employees or shareholders in their capacity as such (a “Company New Litigation Claim”), (ii) notify Purchaser of ongoing material developments in any Company New Litigation Claim and (iii) consult in good faith with Purchaser regarding the conduct of the defense of any Company New Litigation Claim.

(b) The Parent and Purchaser will (i) notify the Company in writing promptly after learning of any Legal Proceeding initiated by or against any of it, or known by the Parent or Purchaser to be threatened against the Parent or Purchaser or any of their respective directors, officers, employees or shareholders in their capacity as such that, seek to restrain or enjoin the consummation of the transactions contemplated hereby or which could reasonably be expected to impede, interfere with, prevent or materially delay the Share Purchase (a “Purchaser New Litigation Claim”), (ii) notify Company of ongoing material developments in any such Purchaser New Litigation Claim and (iii) consult in good faith with Company regarding the conduct of the defense of any Purchaser New Litigation Claim.

6.7 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Purchaser may reasonably request, and (ii) the Company shall provide to Purchaser and its accountants, counsel and other representatives correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, and all other records and workpapers relating to Taxes, and (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party.

(b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as reasonably requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c) No information or knowledge obtained by Purchaser during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

6.8 Spreadsheet. The Company shall prepare and deliver to Purchaser, at or prior to the Closing, a spreadsheet (in Microsoft Excel form) (the “Spreadsheet”) reasonably acceptable to Purchaser, which:

(a) shall set forth all of the following information (in addition to the other required data and information specified therein) as of the Closing Date and immediately prior to the Closing: (i) the name of the Company Shareholder and its addresses and taxpayer identification number; (ii) the number of Company Ordinary Shares held by such Person and the respective certificate numbers; (iii) the calculation of the CBI Cash Closing Amount, CBI Initial Loan Amount, CBI Total Loan Amount, CBI Recent Loan Amount, Closing Cash Consideration, Closing Value, Employee Closing Payment Amount, Employee Contingent Payment Amount, the percentage and maximum dollar amount payable to each employee in connection with each of Milestones 1 through 5 in connection with such employee’s Termination and Release, the percentage and, with respect to Milestone Payments, the maximum dollar amount, payable to MTS Securities LLC (“MTS”) in connection with each Contingent Payment pursuant to that certain Letter Agreement, dated as of October 3, 2013, between MTS and the Company, as amended by that certain letter agreement between the Company and MTS, dated as of February 5, 2014 (together, the “MTS Agreement”), the Share Consideration, Teva Cash Closing Amount (including a footnote that all such amounts are subject to withholding of Taxes in accordance with Section 1.9 hereof); and (iv) the CBI Net New Funding Amount, CBI Ratio, Teva Net New Funding Amount and Teva Ratio (in each case calculated as of the Closing Date); and

(b) shall include a set of formulas (within the spreadsheet cells) which assumes that all Milestone Payments occur in a consecutive chronological order and that no Set-Off is applied with respect to such payments that accurately, and in a manner consistent with the terms and requirements of the Teva Share Purchase Agreement, calculate for each Contingent Payment that may be made under this Agreement: (i) the CBI Net New Funding Amount, CBI Ratio, Teva Net New Funding Amount and Teva Ratio that apply to such Contingent Payment and (ii) the amount of such Contingent Payment to be paid to Teva in accordance with the requirements of the Teva Share Purchase Agreement.

6.9 Expenses. Whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense; provided, however, that if the Share Purchase is consummated, Purchaser shall pay all Transaction Expenses; provided, further, that all Transaction Expenses shall be taken into account in the calculation of the Total Consideration according to the definition of such term.

6.10 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Purchaser, a draft of each of the Closing Expenses Certificate and the Spreadsheet not later than three Business Days prior to the Closing Date. The Company shall prepare and deliver to Purchaser at or prior to the Closing the Closing Expenses Certificate. Without limiting the generality or effect of the foregoing or the provisions of Section 6.7(c), Company shall provide to Purchaser, promptly after Purchaser’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

6.11 Corporate Matters. The Company shall at the Closing, deliver to Purchaser the minute books containing the records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company and the share registries, journals and other records reflecting all share issuances and transfers.

6.12 Tax Matters.

(a) Allocation of Tax Liability. For all purposes under this Agreement, in the case of any Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the end of the Closing Date shall (x) in the case of any Tax other than Tax based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the end of the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the end of the Closing Date.

(b) Each of Parent, Purchaser, the Company Shareholder and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including any proceeding with the OCS. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, Purchaser, the Company Shareholder and the Company agree to retain all books and records with respect to Tax and OCS matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(c) The Company shall cause the Company Shareholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

6.13 Termination and Release. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain an executed Termination and Release from all of the employees of the Company.

6.14 Investment Representation Letter and Lock-up Agreement. The Company shall use commercially reasonable efforts to obtain an executed Investment Representation Letter and Lock-up Agreement from CBI.

6.15 Additional Company Shareholders. The Company shall not issue additional Company Ordinary Shares, Company Options or any other securities of the Company, other than the issuance of Company Ordinary Shares pursuant to the exercise of Company Options that are outstanding as of the Agreement Date or pursuant to the conversion of the CBI Total Loan Amounts.

6.16 Repurchase. The Company shall use commercially reasonable effort to repurchase all of the Company Ordinary Shares held by Teva in accordance with the terms of the Teva Share Purchase Agreement.

6.17 CBI Loan Amendment. Prior to the Closing, the Company shall obtain an executed CBI Loan Amendment from CBI with respect to each of the CBI Loan Agreements.

6.18 Financial Reporting. The Company shall provide Purchaser with the financial statements (including, balance sheets, statements of operations, statements of cash flows and related footnotes) and the other financial information listed on Schedule 6.18 attached hereto that is reasonably necessary or appropriate for Purchaser to comply with its financial reporting obligations (the “Required Financial Reports”).

6.19 Additional CBI Loans. Between the date hereof and the Closing Date, the Company may borrow additional money from CBI; provided, however, that such loans shall covert into Company Ordinary Shares in accordance with the terms of the CBI Loan Amendment and shall include no right or obligation that survives such conversion (other than the right to receive the Company Ordinary Shares pursuant to such conversion).

6.20 Rule 144. With a view to making available to the Company Shareholder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Company Shareholder to sell shares of Parent Common Stock to the public without registration, so long as the Company Shareholder owns any shares of Parent Common Stock acquired pursuant to this Agreement, the Parent shall use commercially reasonable efforts to:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the date of this Agreement;

(b) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

(c) furnish to the Company Shareholder, so long as it owns any shares of Parent Common Stock, forthwith upon request, to the extent accurate, a written statement by Parent that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act.

6.21 Employees. The Purchaser shall offer continued employment with the Company to all employees of the Company. Nothing in this Section 6.21 will be or be deemed to be an amendment of any employment agreement or benefit plan of the Company or will require Purchaser to continue the service relationship (whether as an employee, director, consultant, or otherwise) of any particular individual for any particular period of time.

6.22 CBI Cooperation. CBI agrees to use its commercially reasonable efforts, and to cooperate with Purchaser, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to facilitate the orderly transition of the Company to Purchaser, but only to the extent that such activities and things required to be taken by CBI are consistent with CBI’s past practice with the Company during the year preceding the Closing.

6.23 Compliance with Obligations. Parent hereby agrees to cause Purchaser to honor Purchaser’s obligations under this Agreement and the other agreements to which Purchaser is a party pursuant to this Agreement.

6.24 Pay-off Letter or Assignment of Guarantee. Prior to the Closing, the Purchaser and the Company shall each use its commercially reasonable efforts to either (x) obtain an executed pay-off letter (the “Pay-off Letter”) in a form reasonably satisfactory to Purchaser and Company Shareholder from Bank Hapoalim, which Pay-off Letter shall include: (i) the balance required to pay-off all amounts owed to Bank Hapoalim in full at Closing (including any prepayment penalties); (ii) the per-diem interest amount; and (iii) wiring instructions or (y) assign Company Shareholder’s guarantee of the Company’s indebtedness owed to Bank Hapoalim to the Purchaser or Parent on terms reasonably satisfactory to CBI (such documentation reflecting the assignment described in clause (y), the “Guarantee Assignment Documentation”).

ARTICLE 7

CONDITIONS TO THE SHARE PURCHASE

7.1 Conditions to Obligations of Each Party to Effect the Share Purchase. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase, which makes the consummation of the Share Purchase illegal.

(b) Governmental Approvals. Parent, Purchaser and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other transactions contemplated hereby. All applicable waiting periods under the HSR Act, the RTPA or other applicable foreign antitrust laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice (or, with respect to foreign antitrust laws, the applicable foreign Governmental Entity).

7.2 Additional Conditions to Obligations of the Company and the Company Shareholder. The obligations of the Company and the Company Shareholder to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and the Company Shareholder and may be waived by the Company and the Company Shareholder in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Parent and Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company and the Company Shareholder, as applicable, shall have received each of the agreements, instruments and other documents and deliveries set forth in Section 1.2(a) ; provided, however, that such receipt shall not be deemed to be an agreement by the Company and Company Shareholder that any of the agreements, instruments or documents set forth in Section 1.2(a) is accurate and shall not diminish the Company’s and the Company’s Shareholder’s remedies hereunder if any of the foregoing documents is not accurate.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Parent or Purchaser.

(d) No Legal Proceedings. No Governmental Entity shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Share Purchase or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to ownership of stock of the Company. No Governmental Entity shall have threatened to commence any material Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Share Purchase or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to ownership of stock of the Company.

7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Company Shareholder in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company and the Company Shareholder shall have each performed and complied in all material respects with all respective covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company or the Company Shareholder, as applicable, at or prior to the Closing.

(b) Receipt of Closing Deliveries. Purchaser shall have received each of the agreements, instruments and other documents set forth in Section 1.2(b); provided, however, that such receipt shall not be deemed to be an agreement by Purchaser that the amounts set forth on the Closing Expenses Certificate or the Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.2(b) is accurate and shall not diminish Purchaser’s remedies hereunder if any of the foregoing documents is not accurate.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s ownership, conduct or operation of the business of the Company, following the Closing shall be in effect nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, any Antitrust Restraint or any other injunction, restraint or material damages in connection with the Share Purchase or the other transactions contemplated hereby.

(d) No Legal Proceedings. No Governmental Entity shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Share Purchase or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to ownership of stock of the Company. No Governmental Entity shall have threatened to commence any material Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Share Purchase or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to ownership of stock of the Company.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f) No Outstanding Securities. Other than Company Ordinary Shares issued and outstanding as of immediately prior to the Closing, there shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any Company Ordinary Shares, Company Options or any other securities under any circumstances.

(g) Company Securityholders. CBI shall be the sole Company Shareholder and there shall be no Company Optionholders.

(h) Employees. All of the Company’s Designated Employees shall have remained continuously employed with the Company from the date of this Agreement through the Closing and shall have signed each of the documents set forth in Section 1.2(b)(v), and no action shall have been taken by any such individual to rescind any such document.

(i) Repurchase. The Company shall have repurchased all of the Company Ordinary Shares held by Teva in accordance with the terms of the Teva Share Purchase Agreement.

(j) CBI Loan Amendment. The Company shall have obtain an executed CBI Loan Amendment from CBI with respect to each of the CBI Loan Agreements.

(k) Financial Reporting. The Company shall have provided Purchaser with the Required Financial Reports.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party:

(a) by mutual written consent duly authorized by the Company’s Board of Directors and Parent;

(b) by either Purchaser or the Company, if the Closing shall not have occurred on or before June 15, 2014, or such other date that Purchaser and the Company may agree upon in writing (the “Termination Date”); provided, further, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by either Purchaser or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and nonappealable;

(d) by Purchaser, if (i) the Company or the Company Shareholder shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by the Company or the Company Shareholder, as applicable, of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) the Company shall have breached Section 6.1 or Section 6.2, or (iii) there shall have been a Material Adverse Effect with respect to the Company; or

(e) by the Company, if Parent or Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (ii) the Parent or Purchaser shall have materially breached Section 6.2, or (iii) there shall have been a Material Adverse Effect with respect to the Parent or Purchaser.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser, the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of this Section 8.2 (Effect of Termination), ARTICLE 10 (General Provisions) and any related definition provisions and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

8.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Legal Requirements, Purchaser and the Company Shareholder may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Purchaser and the Company Shareholder. Notwithstanding the foregoing, in event that the Company borrows additional money from CBI in accordance with Section 6.19, then Schedule A-1 and Schedule A-2 may be updated without the consent of the other parties hereto to add such additional loans.

8.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Company Shareholder and Purchaser may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Company Shareholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Unilateral Right of Set-Off. In accordance with Section 1.12(h), the obligation of Parent and/or Purchaser to make any Contingent Payment shall be qualified by the right of Parent and/or Purchaser to reduce the amount of any one or more of the Milestone Payments or the Contingent Sales Payments, by the amount of any Indemnifiable Damages for which an Indemnified Person may be entitled to indemnification pursuant to this ARTICLE 9.

9.2 Indemnification. Subject to the limitations set forth in this ARTICLE 9, from and after the Closing, the Company Shareholder shall indemnify and hold harmless Parent, Purchaser and their officers, directors, agents and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, Tax, reductions in value, costs and expenses, including costs of investigation and defense and reasonable fees and reasonable expenses of lawyers, experts and other professionals, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), incurred or accrued and arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company or a Company Shareholder in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Closing Expenses Certificate) delivered to Purchaser pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Purchaser, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iv) any matter set forth on Schedule 2.6 to the Company Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.6 (Litigation), (v) any inaccuracies in the Spreadsheet, and (vi) any Indemnifiable Transaction Expenses or any inaccuracies in the Closing Expenses Certificate. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The Company Shareholder shall not have any right of contribution, indemnification or right of advancement from the Company, Parent or Purchaser with respect to any Indemnifiable Damages claimed by an Indemnified Person. It is understood that neither the Company nor the Company Shareholder shall be liable to the Indemnified Persons for fraud or intentional misrepresentation with respect a representation or warranty set forth in this Agreement, if and to the extent (and only if and to the extent) the alleged fraud or intentional misrepresentation is based on information or knowledge obtained by Parent or Purchaser prior to the Closing.

9.3 Indemnifiable Damage Threshold; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, except with regard to claims involving (i) fraud or intentional misrepresentation by the Company or the Company Shareholder or (ii) any failure to be true and correct of any of the representations and warranties in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) (Authority), Section 2.13 (Taxes) (the “Tax Representation”), Section 3.1 (Power and Capacity), Section 3.2 Enforceability; Non-Contravention Section 3.3(Title to Share) and Section 3.5 (Solvency); (the preceding eight sections, collectively, the “Special Representations”), no Indemnified Person may make a claim in respect of any claim for indemnification that may be made pursuant to clause (i) or (ii) of the first sentence of Section 9.2 unless and until a Claim Certificate (as defined below) describing Indemnifiable Damages in an aggregate amount greater than $500,000 (the “Aggregate Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may exercise its Set-Off Rights for all Indemnifiable Damages (including the amount of the Aggregate Threshold).

(b) Except with regard to (i) claims involving fraud or intentional misrepresentation by the Company Shareholder (for which there shall be no maximum aggregate limit) and claims involving fraud or intentional misrepresentation by the Company (for which the limit is set forth in subsection (c) below), (ii) any failure of any of the Special Representations to be true and correct as aforesaid (for which the limit is set forth in subsection (c) below) and (iii) any failure to be true and correct of any of the representations and warranties in Section 2.10 (Intellectual Property) (the “IP Representation”) or Section 2.19 (Regulatory Matters) (the “Regulatory Representation”) (for which the limit is set forth in subsection (d) below), the maximum aggregate amount the Indemnified Persons may recover from the Company Shareholder pursuant to clauses (i), (ii), and (iv) of the first sentence of Section 9.2 shall be an amount equal to 15% of the Total Consideration paid or due and payable pursuant to Section 1.3.

(c) In the case of claims involving fraud or intentional misrepresentation by the Company or in the case of the failure of the Special Representations to be true and correct as aforesaid, the maximum aggregate amount the Indemnified Persons may recover from the Company Shareholder pursuant to clauses (i), (ii), (iii), (v) and (vi) of the first sentence of Section 9.2 shall be an amount equal to 100% of the Total Consideration paid or due and payable pursuant to Section 1.3.

(d) In the case of the failure of the IP Representation or the Regulatory Representation to be true and correct as aforesaid, the maximum aggregate amount the Indemnified Persons may recover from the Company Shareholder pursuant to clauses (i) and (ii) of the first sentence of Section 9.2 with respect a failure of the IP Representation or the Regulatory Representation to be true and correct as aforesaid shall be an amount equal to 35% of the Total Consideration paid or due and payable pursuant to Section 1.3.

(e) Indemnifiable Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves); provided, however, that neither Parent nor Purchaser shall have no obligation to pursue any claims for insurance. In no event shall any party be indemnified under different provisions of this Agreement more than once for the same dollar of Indemnifiable Damages.

(f) Notwithstanding any provision of this Agreement to the contrary, (i) except in the case of fraud or intentional misrepresentation by the Company Shareholder Parent or the Purchaser, the indemnification obligations set forth in this Article 9 shall be the sole and exclusive remedies available to the parties hereto with respect to or in connection with this Agreement or any agreement, document, certificate or instrument delivered hereunder, or any of the transactions contemplated hereunder or thereunder and (ii) except in the case of fraud or intentional misrepresentation by the Company Shareholder, the Indemnified Persons right to indemnification from the Company Shareholder under this Agreement shall be exclusively by the Set-Off Rights; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party hereto may have pursuant to this Agreement.

(g) Notwithstanding anything to the contrary contained herein, no party hereto shall be liable for any loss of profits or anticipated savings, loss of goodwill or injury to reputation, loss of business opportunity, punitive damages or any indirect, consequential or special losses or damages.

9.4 Period for Claims . Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising from or in connection with all of the matters listed in the first sentence of Section 9.2, shall commence at the Closing and terminate the day after the date that is eighteen (18) months following the Closing Date (the “General Claims Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with (x) any failure of the Tax Representation to be true and correct, or (y) any of the matters listed in clauses (iii) and (v) of the first sentence of Section 9.2, shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for such claim. The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any failure of the IP Representation or the Regulatory Representation to be true and correct, shall commence at the Closing and terminate upon the day after the date that is twenty-four (24) months following the Closing Date. The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with (i) fraud, willful breach or intentional misrepresentation by the Company or the Company Shareholder, and (ii) any failure of any of the Special

Representations to be true and correct, shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for such claim. The indemnification obligations of the Indemnified Persons will be determined without regard to any right to indemnification that the Company Shareholder may have in its capacity as an agent of the Company and the Company Shareholder will not be entitled to any indemnification from the Company for amounts paid for indemnification under this ARTICLE 9.

9.5 Claims.

(a) On or before the last day of the applicable Claims Period, Purchaser may deliver to the Company Shareholder a certificate signed by any officer of Purchaser (a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred or paid, or in good faith reasonably anticipates that it may incur or pay, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such Tax Matter in audit of Purchaser or its subsidiaries, which could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred or paid, may be the maximum amount reasonably anticipated by Purchaser in good faith to be incurred or paid); and

(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Shareholder is materially prejudiced thereby.

9.6 Resolution of Objections to Claims.

(a) If the Company Shareholder does not contest, by written notice to Purchaser, any claim or claims by Purchaser made in any Claim Certificate within the 30-day period following receipt of such Claim Certificate pursuant to Section 9.5, then Purchaser shall retain from the Contingent Payments an amount equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b) If the Company Shareholder objects in writing to any claim or claims by Purchaser made in any Claim Certificate within such 30-day period, Purchaser and the Company Shareholder shall attempt in good faith for 45 days after Purchaser’s receipt of such written objection to resolve such objection. If Purchaser and the Company Shareholder shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(c) If no such agreement can be reached during the 45-day period for good faith negotiation, upon the expiration of such 45-day period either Purchaser or the Company Shareholder may bring suit in the courts of the State of Delaware and the Federal courts of the United States of America, in each case, located within the State of Delaware to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the parties shall be entitled to act in accordance with such decision.

9.7 Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a claim for indemnification pursuant to this ARTICLE 9 by or on behalf of an Indemnified Person, Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Purchaser may seek indemnification pursuant to a claim made hereunder). The Company Shareholder shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Company Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Company Shareholder shall have objected within 15 days after a written request for such consent by Purchaser, no settlement or resolution by Purchaser of any claim that gives rise to a claim by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Company Shareholder has consented to any such settlement or resolution, the Company Shareholder shall not have any power or authority to object under Section 9.5 or any other provision of this ARTICLE 9 to the amount of any claim by or on behalf of any Indemnified Persons for indemnity with respect to and in accordance with such consented settlement or resolution.

9.8 Indemnification by Purchaser. From and after the Closing, Parent and Purchaser will indemnify, defend and hold harmless the Company Shareholder and its officers, directors, agents and employees, and each Person, if any, who controls or may control the Company Shareholder within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Shareholder Indemnified Person” and collectively as “Shareholder Indemnified Persons”) from and against any and all Indemnifiable Damages, incurred or accrued and arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Parent or Purchaser in this Agreement (including any exhibit or schedule hereto) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Parent or Purchaser in any certificate delivered to Company Shareholder pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Company Shareholder, (iii) any breach of or default in connection with any of the covenants or agreements made by the Parent or Purchaser in this Agreement. Except as set forth below, the period during which claims for Indemnifiable Damages may be made for Indemnifiable Damages arising from or in connection with all of the matters listed in this Section 9.8, shall commence at the Closing and terminate the day after the date that is eighteen (18) months following the Closing Date. The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with (x) any failure of the representations and warranties in Section 4.1 (Organization and Standing), Section 4.2 (Authority; Noncontravention), Section 4.3 (Capitalization), Section 4.7 (Solvency), Section 4.8 (Issuance of Shares), Section 4.9 (Financing), and the representations and warranties of the Parent and Purchaser contained in any certificate delivered to Company Shareholder regarding the same subject matter as those covered by such representations and warranties pursuant to any provision of this Agreement to be true and correct or (y) any breach of or default in connection with any of the covenants or agreements made by the Parent and Purchaser in this Agreement and the other certificates contemplated hereby, shall commence at the Closing or at such later time on which such covenant, agreement or certificate is to be performed or delivered, as the case may be, and terminate upon the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for such claim.

9.9 Treatment of Indemnification Payments. The Company Shareholder, the Company Shareholder, Parent and Purchaser agree to treat any payment received pursuant to this ARTICLE 9 as adjustments to the Total Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

9.10 Tail D&O Insurance. Prior to the Closing, the Company shall purchase a “tail” officers’ and directors’ liability and professional liability insurance policy (the “D&O Insurance”), which by its terms shall survive the Closing for not less than seven years for the benefit of the Company’s past and present directors, officers and employees that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement. The Company shall not be required to pay an annual premium for the D&O Insurance in excess of $50,000 of the last annual premium paid prior to the date of this Agreement (it being understood and agreed that in the event such D&O Insurance cannot be obtained for $50,000 of such last annual premium or less, in the aggregate, the Company shall provide the greatest D&O Insurance coverage as may be obtained for such amount).

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties and Covenants. If the Share Purchase is consummated, the representations and warranties and covenants of the Company and the Company Shareholder contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is eighteen (18) months following the Closing Date; provided, however, that the Special Representations and the representations and warranties of the Company contained in any certificate delivered to Purchaser regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for claims against the Company Shareholder which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, that the IP Representation and the Regulatory Representation and the representations and warranties of the Company contained in any certificate delivered to Purchaser regarding the same subject matter as those covered by the IP Representation or the Regulatory Representation pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is twenty-four (24) months following the Closing Date for claims against the Company Shareholder which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, that the Tax Representation and the representations and warranties of the Company contained in any certificate delivered to Purchaser regarding the same subject matter as those covered by Tax Representation pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for such claim against the Company Shareholder which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; provided, further, that no right to indemnification pursuant to ARTICLE 9 in respect of any claim that is set forth in a Claim Certificate delivered to the Company Shareholder prior to the expiration of the applicable Claims Period set forth above shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company (subject to the limitations set forth in ARTICLE 9) or the Company Shareholder. If the Share

Purchase is consummated, the representations, warranties and covenants of Parent and Purchaser contained in this Agreement and the other certificates contemplated hereby shall survive the Closing and remain operative and in full force and effect regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties in Section 4.1 (Organization and Standing), Section 4.2 (Authority; Noncontravention), Section 4.3 (Capitalization), Section 4.7 (Solvency), Section 4.8 (Issuance of Shares), Section 4.9 (Financing), and the representations and warranties of the Parent and Purchaser contained in any certificate delivered to Company and Company Shareholder regarding the same subject matter as those covered by such representations and warranties pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for claims against the Parent and Purchaser which seek recovery of Indemnifiable Damages arising out of an inaccuracy or breach of such representations or warranties; and provided further that the covenants of the Parent and Purchaser contained in this Agreement and the other certificates contemplated hereby shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) following the date such covenant was or is to be performed; provided, further; that no right to indemnification pursuant to ARTICLE 9 in respect of any claim that is delivered to the Parent or Purchaser prior to the expiration of the applicable claims period set forth above shall be affected by the expiration of such representations and warranties or covenants; and provided, further, that such expiration shall not affect the rights of any Shareholder Indemnified Person to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Parent or Purchaser. If the Share Purchase is consummated, all covenants of the Company and the Company Shareholder (including the covenants set forth in ARTICLE 5 and ARTICLE 6) contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE 9 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

10.2 Release and Waiver. The Company Shareholder, for itself and on behalf of its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges Parent, Purchaser, and the Company and each of their respective officers, directors, employees, agents, Affiliates, representatives, successors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Released Parties, except for such Relevant Person’s or Relevant Persons’, as applicable, rights under this Agreement and each agreement attached as an exhibit hereto (the “Shareholder Claims”). The Company Shareholder further acknowledges and agrees that the Total Consideration is conclusive and binding on the Company Shareholder and such other Relevant Persons. The release is intended to be complete, global and all encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional. With respect to such Shareholder Claims, the Company Shareholder hereby expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by him, her or it must have materially affected its settlement with the released party.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Purchaser:

Hyperion Therapeutics Israel Holding Corp. Ltd.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

Attention: Chief Executive Officer

Facsimile No.: (650) 871-7029

Telephone No.: (650) 745-7802

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street

12th Floor

San Francisco, CA 94104

Attention: Effie Toshav and Matthew Rossiter

Facsimile No.: (415) 281-1350

Telephone No.: (415) 875-2372

and with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Joseph Rivlin Street

Jerusalem 94240

Israel

Attention: Barry P. Levenfeld and Ben Sandler, Advs.

Facsimile No.: +972-2-623 9236

Telephone No.: +972-2-6239200

Email: barry@arnon.co.il; bens@arnon.co.il

(ii)	if to Parent:

Hyperion Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

Attention: Chief Executive Officer

Facsimile No.: (650) 871-7029

Telephone No.: (650) 745-7802

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street

12th Floor

San Francisco, CA 94104

Attention: Effie Toshav and Matthew Rossiter

Facsimile No.: (415) 281-1350

Telephone No.: (415) 875-2372

and with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.

22 Joseph Rivlin Street

Jerusalem 94240

Israel

Attention: Barry P. Levenfeld and Ben Sandler, Advs.

Facsimile No.: +972-2-623 9236

Telephone No.: +972-2-6239200

Email: barry@arnon.co.il; bens@arnon.co.il

(iii)	if to the Company, to:

Andromeda Biotech Ltd.

42 Ha’Yarkon St.,

Yavne 8122745, Israel

Attention: Shlomo Dagan, Ph.D.

Facsimile No.: +972 8 940 7737

Telephone No.: +972 8 938 7777

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal, Law Offices

16 Abba Hillel Road

Ramat-Gan 5250608

Israel

Attention: Haim Gueta, Advocate

Facsimile No.: 972-3-610-3731

Telephone No.: +972-3-6103100

(iv)	if to the Company Shareholder, to:

Clal Biotechnology Industries Ltd.

12 Abba Hillel Silver St.,

Ramat Gan 5250605, Israel

Attention: Orit Lidor and Ofer Gonen

Telephone No.: +972 3 6121616

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal, Law Offices

16 Abba Hillel Road

Ramat-Gan 5250608

Israel

Attention: Haim Gueta, Advocate

Facsimile No.: 972-3-610-3731

Telephone No.: +972-3-6103100

10.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedule or Exhibits, such reference shall be to an Article or Section of, or a Schedule or an Exhibit to

this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been made available to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

10.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the schedules and exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 9 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent or Purchaser may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent or, in the case of Purchaser, Parent, without the prior consent of the Company; provided, however, that Parent and Purchaser shall remain liable for all of their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns, and not to any third party.

10.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the District of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 9.6), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Newcastle, Delaware.

10.11 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.12 Parent’s and Purchaser’s Due Diligence Investigation. Parent and Purchaser have, for the sole purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted a review of information provided to it regarding the Company’s commercial, financial, legal and other affairs. The parties agree and acknowledge that the representations and warranties of the Company set forth in this Agreement (and in the Company Disclosure Letter) shall in no way be limited, qualified, impaired or affected by Parent’s or Purchaser’s conduct of such investigation.

10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.14 Waiver of Conflicts Regarding Representation. Recognizing that Meitar Liquornik Geva Leshem Tal (“Meitar”) has acted as legal counsel to the Company and the Company Shareholder prior to the Closing, and that Meitar may act as legal counsel to the Company Shareholder of the Company after the Closing Date, each of the Parent, Purchaser and Company hereby waives, on its own behalf and agrees to cause its subsidiaries to waive, any conflicts that may arise in connection with Meitar representing the Company Shareholder after the Closing Date. Following the Closing, Parent and Purchaser agree that it will not request from Meitar or use or intentionally access any of the communications among Meitar, the Company and the Company Shareholder relating to the Share Purchase (the “Communications”) in connection with any dispute arising under this Agreement; provided, however, that nothing contained herein shall prevent Parent or Purchaser from requesting, using or accessing any Communications in connection with document production requests or discovery in any legal proceeding so long as such Communications would not be subject to an attorney-client privilege if they were being requested in a legal proceeding by an unrelated third party and such Communications are produced or required to be produced in response to such document production requests or discovery

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IN WITNESS WHEREOF, Parent, Purchaser, the Company and the Company Shareholder have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

HYPERION THERAPEUTICS, INC.

By:	/s/ Donald J. Santel
Name:	Donald J. Santel
Title:	Chief Executive Officer

PURCHASER:

HYPERION THERAPEUTICS ISRAEL HOLDING CORP. LTD.

By:	/s/ Natalie Holles
Name:	Natalie Holles
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, Parent, Purchaser, the Company and the Company Shareholder have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

ANDROMEDA BIOTECH LTD.

By:	/s/ Shlomo Dagan	/s/ Elder Chaim
Name:	Shlomo Dagan	Elder Chaim
Title:	CEO	CFO

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IN WITNESS WHEREOF, Parent, Purchaser, the Company and the Company Shareholder have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY SHAREHOLDER:

CLAL BIOTECHNOLOGY INDUSTRIES LTD.

By:	/s/ Ofer Gonen	/s/ Ruben Krupik
Name:	Ofer Gonen	Ruben Krupik
Title:	Vice President	Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Business” means the business of the Company as currently conducted and as currently proposed by the Company to be conducted.

“Business Day” means a day (i) other than Friday, Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California and in Israel.

“CBI” means Clal Biotechnology Industries Ltd.

“CBI Cash Closing Amount” means an amount of cash equal to the difference between (i) the Closing Cash Consideration, minus (ii) the Teva Cash Closing Amount.

“CBI Initial Loan Amount” means, an amount equal to the aggregate outstanding principal and accrued and unpaid interest on all indebtedness of the Company to CBI incurred prior to January 1, 2013, which is outstanding as of immediately prior to the Closing and the conversion contemplated by the CBI Loan Amendments, and as reflected on Schedule A-3 (as shall be updated by the Company prior to the Closing).

“CBI Total Loan Amount” means, collectively, the CBI Initial Loan Amount and the CBI Recent Loan Amount.

“CBI Loan Agreements” means those certain Loan Agreements by and among the Company and CBI identified on Schedule A-1, as may be updated by the Company prior to the Closing.

“CBI Net New Funding Amount” means, as of the date of determination, an amount equal to (x) the then outstanding CBI Recent Loan Amount, plus (y) the total amounts paid by CBI to the Company in consideration for any shares that were issued by the Company to CBI since January 1, 2013 (including such consideration that was paid by way of a conversion of any indebtedness of the Company to CBI incurred since January 1, 2013), less (y) the product of (A) the quotient obtained by dividing (i) the sum of clauses (x) and (y), by (ii) the CBI Total Loan Amount, multiplied by (B) the aggregate amounts that were paid until such date of determination to CBI pursuant to this Agreement in consideration for the shares referred to in clause (y).

“CBI Ratio” means, as of the date of determination, a fraction (x) the numerator of which is the then applicable CBI Net New Funding Amount and (y) the denominator of which is the sum of (i) clause (x), plus (ii) the then applicable Teva Net Funding Amount.

“CBI Recent Loan Amount” means an amount equal to the aggregate principal and accrued and unpaid interest on all indebtedness of the Company to CBI incurred since January 1, 2013, which is outstanding as of immediately prior to the Closing and the conversion contemplated by the CBI Loan Amendments, and as reflected on Schedule A-2 (as shall be updated by the Company prior to the Closing).

“Closing Cash Consideration” means (A) $12,500,000, less (B) the sum of (1) the Transaction Expenses, plus (2) the Employee Closing Payment Amount.

“Closing Expenses Certificate” means a certificate executed on behalf of the Company by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of Transaction Expenses that are then outstanding or that were paid after April 1, 2014 (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed). The Closing Expenses Certificate shall include a representation of the Company, certified by the Chief Financial Officer of the Company on behalf of the Company, that such certificate includes all of the Transaction Expenses of the sort described above, paid or payable at any time prior to, at or following the Closing Date, it being the expressed intent of the Company and Purchaser that to the maximum extent possible all the Transaction Expenses be deducted in the calculation of the Closing Cash Consideration and that there be no Indemnifiable Transaction Expenses.

“Closing Value” means the sum of (A) the Closing Cash Consideration, plus (B) $7,850,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IP Rights” means (A) any and all Intellectual Property that is licensed by the Company which Intellectual Property is used (x) in the conduct of the business of the Company as currently conducted by the Company or (y) in the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all Company Products as currently conducted and as currently proposed by the Company to be conducted; and (B) Company-Owned IP Rights.

“Company IP Rights Agreements” means any licenses, sublicenses, and other agreements, permissions, and understandings of any kind or nature, under which the Company is (A) a licensee or otherwise is authorized to use or practice, or is otherwise granted any right or immunity with respect to, any Company IP Rights, or (B) a licensor or otherwise authorizes the use or practice of, or otherwise grants any right or immunity with respect to any Company IP Rights. Company IP Rights Agreements include any license agreements, options, settlement agreements, coexistence agreements, consent agreements and assignments governing Company IP Rights.

“Company Option Plan” means the Andromeda Biotech Ltd 2007 Share Option Plan.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase Company Ordinary Shares.

“Company Ordinary Shares” means the Ordinary Shares, nominal value of New Israeli Shekel 0.01 per share, of the Company.

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“Company-Owned IP Rights” means any and all Intellectual Property that is owned by the Company.

“Company Product” means the peptide DiaPep277 consisting of the amino acid sequence VLGGGVALLRVIPALDSLTPANED or any composition or formulation comprising this peptide.

“Company Proprietary Specifications” means, collectively, any confidential manufacturing specifications or designs, any material portion or aspect of confidential manufacturing specifications or designs, or any material proprietary information contained in or relating to any confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

“Company Registered Intellectual Property” means all United States, Israeli, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each case, owned by or registered or filed in the name of, the Company.

“Company Securityholders” means the Company Shareholder and Company Optionholders, collectively.

“Company Shareholder” means the holder of outstanding Company Ordinary Shares as of the Closing Date.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto, as of the Agreement Date or as may hereafter be in effect prior to Closing.

“Employee Closing Payment Amount” the aggregate payments at Closing to Company employees under the Termination and Release agreements, as set forth in the Spreadsheet.

“Employee Contingent Payment Amount” the maximum aggregate amount payable to the employees of the Company under the Termination and Release agreements contingent on the achievement of Milestones 1 through 5 and the payment of the Contingent Payments associated with such Milestones in accordance with the provisions of the Section 1.11 and Section 1.12, as set forth in the Spreadsheet, which shall be reduced proportionally in the event of the exercise by Purchaser of its Set-Off Rights in connection with any of such Contingent Payments.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness,

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securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Government Grant” means any pending and outstanding grants, incentives, exemptions and subsidies from the Government of the State of Israel or any Governmental Entity thereof, or from any non-Israeli Governmental Entity, granted to (or transferred to, assigned to or purchased by) the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifiable Transaction Expenses” means any Transaction Expenses that have not been taken into account in the calculation of the Total Consideration. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of ARTICLE 9 without regard to the Aggregate Threshold.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, all computer software, databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“ITA” shall mean the Israeli Tax Authority.

“ITO” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual,

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the executive officers of such Person, or in the case of the Company any of the directors of the Company and the following managers of the Company: Shlomo Dagan and Chaim Eldar with respect to all matters and Rachel Eren for matters relating to Company development programs and regulatory affairs (the individuals specified in clause (ii) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (B) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (C) such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person. With respect to any matters relating to Intellectual Property, “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property Rights clearance searches and no knowledge of any third-party Patent rights, trademark rights, or other intellectual property rights that could have been revealed by such inquiries, opinions, or searches will be imputed to the Company unless the Company has actually conducted or procured the conduct of such searches.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of their respective assets, properties or businesses.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Legal Requirement, Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with IFRS.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, employees, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from (A) changes in general economic or political conditions, (B) changes generally affecting the industry in which such entity and its subsidiaries operate, (C) changes in Legal Requirements or accounting requirements or principles (including GAAP), (D) any acts of terrorism, sabotage, armed hostilities, military action or war, and (E) the impact of the negotiation, announcement or performance of this Agreement and the Share Purchase or any action taken by the Company at the written request of Purchaser; provided, however, that the exceptions in clauses (A) through (D) shall not apply if such changes or acts disproportionately affect such entity and its subsidiaries, taken as a whole, as compared to other participants in such entity’s industry, or (ii) materially impede such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

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“OCS” shall mean the Office of the Chief Scientist of Israeli Ministry of the Economy.

“OCS Notice” shall mean the written notice to the OCS regarding the change in ownership of the Company effected as a result of the Share Purchase, required to be submitted to the OCS in connection with the Share Purchase in accordance with the Israeli Encouragement of Industrial Research and Development Law, 1984, which may be submitted by the Company at any time following the date hereof but not later than the Closing.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of any Governmental Entity.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; and (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements.

“Parent Common Stock” means the Common Stock, par value $0.0001 per share, of Parent.

“Parent Stock Price” means the average of the daily closing sale prices of Parent Common Stock as quoted on the NASDAQ Global Select Market for the fifteen consecutive trading days ending with the trading day that is three trading days prior to the date of this Agreement.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“PHSA” means the United States Public Health Service Act, as amended.

“Regulatory Authority” means any applicable government regulatory authority, domestic or foreign, or any other supranational (e.g., the European Commission, the Counsel of the European Union or the European Agency for the Evaluation of Medical Products), national, regional, federal state, provincial or local regulatory agency department, bureau, commission, counsel, or other Governmental Entity, regulating or otherwise exercising authority over the research, development, clinical testing, manufacture, distribution, marketing, storage, transportation, use or sale of a pharmaceutical or biological product or involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a pharmaceutical or biological product, and any successor Governmental Entity having substantially the same function.

“RTPA” means the Israeli Restrictive Trade Practices Act, 1988, as amended.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Share Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing $7,850,000 by the Parent Stock Price.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any Israeli and/or U.S. federal, state, local or other foreign net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever including any interest or any penalty, addition to tax, inflation linkage or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), including the ITA (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, declaration, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Teva” means Teva Pharmaceutical Industries Ltd.

“Teva Cash Closing Amount” means an amount of cash equal to the product of (i) the Closing Value, multiplied by (ii) Fifty percent (50%).

“Teva Net Funding Amount” means, as of the date of determination, the sum of (1) $36,210,545 minus (2) the aggregate amounts that were paid to Teva until such time in accordance with Sections 1.3 of this Agreement and Sections 4 and 5 of the Teva Share Purchase Agreement (without duplication).

“Teva Ratio” means, as of the date of determination, a fraction (x) the numerator of which is the then applicable Teva Net Funding Amount and (y) the denominator of which is the sum of (i) clause (x), plus (ii) the then applicable CBI Net New Funding Amount.

“Teva Share Purchase Agreement” means that certain Share Purchase and Rights Agreement, dated as of February 13, 2014, by and among the Company and Teva.

“Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

“Total Consideration” means the consideration payable pursuant to Section 1.3.

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“Transaction Expenses” means all third party fees, costs, expenses, payments, and expenditures, including any VAT payable in connection therewith, incurred by the Company in connection with the Share Purchase and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., and any such fees, costs, expenses, payments, and expenditures incurred by Company Securityholders paid for after April 1, 2014 by the Company).

“Warning Letter” means a letter characterized by any Regulatory Authority as a warning letter, a notice of adverse finding, observation of noncompliance or a similar letter or report in which any Regulatory Authority expresses the opinion that violations or non-compliance of law, regulation or guideline have occurred.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

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EXHIBIT B

Form of Termination and Release

EXHIBIT C

Form of Instruction Letter

EXHIBIT D

Form of Company Legal Opinion

EXHIBIT E

Form of Investment Representation Letter and Lock-up Agreement

EXHIBIT F

Form of Form of CBI Loan Amendment

Schedule 1.2(b)(v)

Key Employees

Schedule 1.11(b)

Reductions in Milestone Payments

Reduction in Contingent Sales Payments

Schedule 6.18

v

Schedule A-1

CBI Loan Agreements

Schedule A-2

CBI Recent Loan Amount

Schedule A-3

CBI Initial Loan Amount